Prospectus Supplement (Sales Report) No. 31 dated May 19, 2009 to Prospectus dated October 13, 2008	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-151827

LendingClub Corporation

Member Payment Dependent Notes

                This Prospectus Supplement supplements the prospectus dated October 13, 2008 and provides information about particular series of Member Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Prospectus Supplement together with the prospectus dated October 13, 2008 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.

                We have sold the following Notes:

Member Payment Dependent Notes Series 381680

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381680	$25,000	$25,000	14.11%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381680. Member loan 381680 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$21,728 / month
Current employer:	n/a	Debt-to-income ratio:	7.82%
Length of employment:	4 years 6 months	Location:	Manor, TX

Home town:	Grand Blanc
Current & past employers:	Dell
Education:	University of Phoenix

This borrower member posted the following loan description, which has not been verified:

Business Expansion Funds: We have a successful, six year old retail tax business that is ready for new expansion. We are seeking a small bridge loan to allow us to expand our market by adding a second location. We offer retail tax preparation services for low to mid income customers in fast growing county covering over 600 square miles. The business was founded in 2002 and was cash flow positive from the start. Since opening we have prepared returns for more than 3,500 customers. This is a recession proof business. Every year more people file their taxes with a paid preparer and we are looking to broaden our customer base with an additional office location. The requested funds will be used for working capital ??? office rent, utilities, advertising, etc., and build out of a new office. With this expansion we will capture a larger market share. County growth is extremely fast, and the growth opportunity for the business is excellent. We have worked hard to maintain a perfect payment record on both personal and business credit. Our business credit is strong with an 80 Paydex from D&B, and a 90+ Credit score from Experian. We are willing to accept a higher interest rate to ensure we are able to continue our growth in the current lending environment. Feel free to email me if you have any questions or concerns. Terry

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1985	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	30	Months Since Last Delinquency:	45
Revolving Credit Balance:	$11,697.00	Public Records On File:	0
Revolving Line Utilization:	33.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What specifically would you do with the money? What does your current cash flow look like? Is the $22K monthly income you cite your personal income or business revenue? What do you expect the total cost of the expansion to be, and how much of this cost are you personally contributing? What other sources of funding have you pursued, if any? How long did it take your current business to become cash flow positive, and how long do you expect the new location to be cash flow positive?	Wingetha, The primary uses for the funds are for the provisioning, initial equipment, and a portion of the operating funds for the new office. This will include, computers, printer, phones, and operating supplies. Total investment on the expansion will be in the $40k range including rent, advertising, payroll, etc. All personally financed. The current store does 600 returns / year at an average return price of $250. The $22k is combined store sales and personal income. We have funded all our expenses to date on personal credit and credit lines. The store opened in 2003 and was cash flow positive from day one, generating just over $11k in net profit the first year, after all expenses, on $60k or so in gross sales. Break even for the new store is right at 200 returns. With minimal marketing and a good location 400 or more returns the first year is very achievable. L
Can you explain the circumstances that lead to the delinquency 45 months ago? Also, by my math, not counting expenses or taxes, 600 returns at $250 each only adds up to $150,000 a year or $12,500 a month. Where does the rest of your income come from?	The lates 4+ years ago were due to the Internet crash. I was working at an startup which failed. Moved to another. It also failed. I didn't have traditional income for almost two years. We had a some challenges, but never defaulted, and have been paying evey obligation since then, on time and in full. The loss of the traditional income was what prompted us to start this business. Never again will I have only one source of income.... The income stated is a combination of business and personal income. L

Member Payment Dependent Notes Series 381739

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381739	$22,400	$22,400	14.11%	1.00%	May 19, 2009	May 18, 2012	May 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381739. Member loan 381739 was requested on May 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$7,083 / month
Current employer:	Smart Source LLC	Debt-to-income ratio:	7.78%
Length of employment:	6 years 3 months	Location:	New York, NY

Home town:	New York
Current & past employers:	Smart Source LLC
Education:

This borrower member posted the following loan description, which has not been verified:

TEST

A credit bureau reported the following information about this borrower member on May 4, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1996	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	24
Revolving Credit Balance:	$18,067.00	Public Records On File:	0
Revolving Line Utilization:	60.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What exactly are you testing?	No no I did the posting wrong..... I wish I could change that.... This is not a test...
So, it's not a test. That's good. What is the purpose of the loan, then?	The purpose of this loan is for debt consolidation.
Please post a real description of what your going to do with the funds...	The purpose of this loan is for debt consolidation.

Member Payment Dependent Notes Series 388719

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
388719	$3,000	$3,000	13.47%	1.00%	May 15, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 388719. Member loan 388719 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,500 / month
Current employer:	Foley & Lardner LLP	Debt-to-income ratio:	14.60%
Length of employment:	3 years 11 months	Location:	Oakland, CA

Home town:	Ishpeming
Current & past employers:	Foley & Lardner LLP
Education:	Mills College

This borrower member posted the following loan description, which has not been verified:

I am a single woman who works full-time. Recently, had an accident and incurred credit card debt to pay my bills on time. The credit card companies hooked me with the low introductory percentage interest rate and since raised that rate to 30% for no reason.

A credit bureau reported the following information about this borrower member on March 27, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1992	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	29	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$15,093.00	Public Records On File:	0
Revolving Line Utilization:	95.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Sorry to hear about your accident, did it affect your work life? Thanks	No. I am employed full-time and have been at the same company for four years and have assisted the same person for eight years. (moved with her when she changed employment). My accident was related to physical property, not personal, physical harm.
I notice you have utilized 95% of your current credit. Why is your loan only 3,000? What else is included with that 15,000. Also, can you please verify your income. I am interested in helping you out, but would need a little more info first.	Only one of the credit cards raised the interest rate. The card with the larger balance has a manageable low rate that wont be raised until next year, giving me some time and breathing room to pay the balance down. My income is currently $66K per year.
Thanks for the fast response. By verify I mean submitting a pay stub to Lendingclub. Not that you would do such a thing, but many people can be less than honest and by faxing in your pay stub Lending Club will verify and prove what your income is to everyone who views your loan request.	I was not aware this was a regular practice of the Lending Club and cannot find the area of the website to submit a paystub. Would be happy to do so should you point me in the right direction...
Seems like lots of loan applicants are unclear how to verify their income. LC should make this step crystal clear in the application process. LC, are you listening?	It's true, I searched all over the site and found nothing!

Member Payment Dependent Notes Series 391445

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
391445	$20,000	$20,000	10.95%	1.00%	May 13, 2009	May 12, 2012	May 12, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 391445. Member loan 391445 was requested on April 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$5,579 / month
Current employer:	Questar Pipeline Company	Debt-to-income ratio:	18.89%
Length of employment:	14 years	Location:	DIXON, WY

Home town:	Craig
Current & past employers:	Questar Pipeline Company, Coastal Corporation
Education:

This borrower member posted the following loan description, which has not been verified:

We live in a well kept, but older (1982) 28X56 double-wide mobile home which we bought new. Because it is not set on a permanent foundation, it is not possible to find conventional home improvement or home equity financing. The home is fully owned and insured and sits on property we own as well. We removed and sold the wheels, axles and tongue, when it was set in 1982 and have never had any intentions of moving it, but that doesn't mean anything to the banks. It is still classified as personal property and not real estate. We want to make a personal loan for $20,000 and have vinyl siding installed. We made a similar loan in 1998 and had a metal roof and skylights installed at that time.

A credit bureau reported the following information about this borrower member on April 28, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1984	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$12,683.00	Public Records On File:	0
Revolving Line Utilization:	18.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 391603

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
391603	$13,500	$13,500	9.63%	1.00%	May 13, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 391603. Member loan 391603 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,500 / month
Current employer:	Darden Restaurants	Debt-to-income ratio:	18.20%
Length of employment:	11 years 6 months	Location:	Virginia Beach, VA

Home town:	Easton
Current & past employers:	Darden Restaurants
Education:	Wesley College-Dover

This borrower member posted the following loan description, which has not been verified:

This is a screen printing business selling high quality, original apparel via an all inclusive e-commerce web site.

A credit bureau reported the following information about this borrower member on April 7, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1997	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$18,116.00	Public Records On File:	0
Revolving Line Utilization:	40.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
If you are willing to list the e-commerce site, I'd like to take a look.	The site will be wingmanstyles.com, but is currently under construction.
Can you tell us a little bit about your business plan and experience?	I have a marketing degree and upcoming screen printing training. I have a multitude of original humorous ideas that have been field tested and proven successful. The business is completely web based and I am priced to beat my competitors. My equipment is hi-tech and easy to operate. Web promotion is also included and an internal e-shopping cart for ease of use by my customers. Besides all of that I can afford this loan with just my present full-time job.
So is this loan geared towards purchasing equipment? Inventory? Web design? etc? Also, why would you invest in equipment when you could alternatively (if you have the ideas), use a service such as cafepress (www.cafepress.com/cp/info/sell) to provide the shirts and website, and all you need to do is market them???	I want complete control of all operations. I'm building a brand from the ground up. Having complete control will allow me to make the shirts cheaper, and then sell them priced below my competitors. I am also offering a higher quality shirt than most of the competition. The loan is for web design, web promotion, equipment, inventory, and software. Also I believe that cafepress uses automatic machinery, which loses quality compared to the old school manual press. Regardless of how fast or slow this business starts, my regular job that I am keeping will easily fund this loan anyway.
Can you tell me what position your hold in Darden Restaurants?	I am a Culinary Manager and have been a manager for 11 years.
I have a couple of questions: - What are your monthly expenses? - Can you give detail on the $18K Revolving Credit Balance? Thanks	My monthly expenses are simply blank t-shirts. I will have to pay for merchant services, but most of that comes out of each purchase before I collect the revenue. This loan will certainly get the business off the ground and all sales will fund new costs and future expansion. The 18k revolving credit is all of my consolidated debt. In order to get through college eight years ago, I had to pay several semesters of tuition on my credit card. I have never missed a payment on anything and this loan will be no different. I just bought a house a year and a half ago, and already have almost enough equity to eliminate that as well.
I have a few questions: -How far along is your website? Are you already in talks with a web designer? Or are you building the site yourself? -If you are planning to continue with your full-time job, what time will you allocate to running this business? -Is there an example of a humourous idea you would be willing to share with us? (So that I may have a better idea of what type of audience you are targeting)	I have found a web designer that handles large accounts, but some of this capital will be allocated towards the website. Therefore, the website has not been constructed. It will take about a month, giving me time to build my inventory of screen printed shirts. I work about 45-50 hours a week at my full-time job. I have at least two days off a week and vacation time that will be used to replenish my inventory, but shipping will take place on a daily basis. I will supply shirts for a variety of demographics, although primarily targeting 18-25 year olds. You'll have to wait to see the shirts when the website is up and running, but trust me they will sell.

Member Payment Dependent Notes Series 393313

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
393313	$10,000	$10,000	8.00%	1.00%	May 13, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 393313. Member loan 393313 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,250 / month
Current employer:	Lehigh Cement Company	Debt-to-income ratio:	4.90%
Length of employment:	16 years	Location:	Taneytown, MD

Home town:	Taneytown
Current & past employers:	Lehigh Cement Company
Education:	University of Phoenix-Online Campus

This borrower member posted the following loan description, which has not been verified:

The loan will be used to pay off loans taken out from my parents

A credit bureau reported the following information about this borrower member on April 13, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1993	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	32	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$33,850.00	Public Records On File:	0
Revolving Line Utilization:	57.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi ~ What is "Rigler?" "Rigler Debt Consolidation?" Thanks, and good luck.	Rigler is my last name
Hi Rufus. What is the reason your Revolving credit is so high? Also, can you verify your income with Lending Club? Thanks!	I am not sure what you mean by revolving credit. How do I verify my income with Lending Club?
Do you have 32 credit cards and have a large credit card balance? Thanks	I do not have 32 credit cards. I do not think I have had 32 credit anythings in my life. I only have two credit cards. One for personal use and one for work. The work one carries a large balance until it is paid from traveling.
What we are asking is the information on credit report on "open credit lines" & "Revolving Credit Balance of $33,850" See below. ---------------------------------------- Credit Score Range: 780+ Earliest Credit Line 03/1993 Open Credit Lines 10 Total Credit Lines 32 Revolving Credit Balance $33,850.00 Revolving Line Utilization 57.90%	Not sure what this is. I will have to call

Member Payment Dependent Notes Series 395896

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
395896	$7,000	$7,000	12.21%	1.00%	May 18, 2009	May 18, 2012	May 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 395896. Member loan 395896 was requested on May 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$833 / month
Current employer:	Applebee's	Debt-to-income ratio:	0.00%
Length of employment:	2 months	Location:	Crookston, MN

Home town:	Crookston
Current & past employers:	Applebee's, LM Glasfibre
Education:	University of North Dakota

This borrower member posted the following loan description, which has not been verified:

I am requesting this loan as a means to finance my certification as a mobile electronics installation technician. At this time I have chosen to pursue an education in mobile electronic installation at mobile Dynamics in Phoenix, AZ as it has always been a passion of mine and a source of great interest and time spent unprofessionally. To date I have designed and installed my personal stereo in my previously owned vehicle. That system consisted of a new head unit, all new mids & highs, dual subwoofers and dual amplifiers to power both the subs and rear 6x9's. My other passion within audio electronics is designing and building custom drivers. To date I have designed and built multiple custom prototypes for my personal use. The training and certification that Mobile Dynamics offers will allow me to begin full-time work and career development within the field of mobile electronics. At this time I am able to cover a portion of the required costs of attendance and plan to continue my part-time work while receiving the Mobile Dynamics certification. After completion of this course I will begin full-time work within the car audio industry and pursue a continued development of myself as a installation technician and the industry of which I will be a part of.

A credit bureau reported the following information about this borrower member on April 20, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2005	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$0.00	Public Records On File:	0
Revolving Line Utilization:	0.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello! If your monthly gross is $833 and your monthly loan payments would be $233, how can you afford to eat given that you are renting? Thank you.	Hi, my monthly gross was calculated for the part time job I have right now while I finish this semster in school. If I were to get this loan my savings would allow me to make the appriopriate payments during my 2 month training program at Mobile Dynamics. During that two months I do plan to work part-time during nights to pay my living expenses, and after completion of my training I will be working full-time. Even if I do not find a job in mobile eletronics immeidiately after graduation I have several other full-time options that will allow to pay any and all of my bills and living expenses. I hope this answers your question, thanks for asking!

Member Payment Dependent Notes Series 396081

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
396081	$15,000	$15,000	9.63%	1.00%	May 13, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 396081. Member loan 396081 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,250 / month
Current employer:	PRA International	Debt-to-income ratio:	24.50%
Length of employment:	8 years 6 months	Location:	TROY, VA

Home town:	Wayne
Current & past employers:	PRA International, General Electric
Education:	Piedmont Virginia Community College

This borrower member posted the following loan description, which has not been verified:

This will be used to pay off an existing vehicle loan as well as a credit card, consolidating into a single loan. Monies will also be used to pay for orthodontia expenses that my insurance does not cover.

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1991	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,544.00	Public Records On File:	0
Revolving Line Utilization:	11.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Can you break down how much will go each to the credit card, vehicle, and orthodontia?	Hi Doctor Jeff. It will be split fairly evenly. The credit card outstanding balance is about 5,000, the estimate for the braces (lower set for my wife, who had damage due to a car accident) is about 5,000, and the remaining will be put toward the balance of about 4,000 on my wife's car.

Member Payment Dependent Notes Series 398139

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
398139	$7,000	$7,000	9.32%	1.00%	May 14, 2009	May 8, 2012	May 8, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 398139. Member loan 398139 was requested on April 24, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,500 / month
Current employer:	State of NJ _ ELEC	Debt-to-income ratio:	11.80%
Length of employment:	3 years 6 months	Location:	Hamilton, NJ

Home town:	Trenton
Current & past employers:	State of NJ _ ELEC, Election Law Enforcement Commission
Education:	Rider University

This borrower member posted the following loan description, which has not been verified:

Was looking to consolidate debt.

A credit bureau reported the following information about this borrower member on April 24, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	05/2003	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,842.00	Public Records On File:	0
Revolving Line Utilization:	30.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Are you a permanent full time state employee? Any other household income not factored in above?	I am a full time employee for 3 yrs. & 6 mths. I am really reliable have always made punctual payments. Have no problem paying monthly dues.

Member Payment Dependent Notes Series 398358

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
398358	$12,000	$12,000	13.16%	1.00%	May 13, 2009	May 12, 2012	May 12, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 398358. Member loan 398358 was requested on April 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$2,858 / month
Current employer:	Sports Constructors Inc	Debt-to-income ratio:	23.06%
Length of employment:	1 year 9 months	Location:	GRAND PRAIRIE, TX

Home town:	Dallas
Current & past employers:	Sports Constructors Inc, Intracorp/Cigna Insurance
Education:

This borrower member posted the following loan description, which has not been verified:

I would like to pay off credit cards that have high interest rates. I will request lower interest rates on the Discover cards since I have been a member since 2001.

A credit bureau reported the following information about this borrower member on April 28, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1999	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	39	Months Since Last Delinquency:	21
Revolving Credit Balance:	$5,244.00	Public Records On File:	0
Revolving Line Utilization:	27.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 398469

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
398469	$20,000	$20,000	13.47%	1.00%	May 14, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 398469. Member loan 398469 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,500 / month
Current employer:	J. Crew	Debt-to-income ratio:	19.89%
Length of employment:	2 years	Location:	SANDY, UT

Home town:
Current & past employers:	J. Crew
Education:

This borrower member posted the following loan description, which has not been verified:

i will pay off my 3 credit cards, visa, MC, and discover. I have good credit and have alway paid my bills on time, i'm just not getting them paid down by paying the minimum or a little over. I plan on paying them off with a loan and then canceling them so they will be good for gone. I would like the monthly payment to stay under $700, to fit my budget.

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1997	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$20,563.00	Public Records On File:	0
Revolving Line Utilization:	97.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
what interest rates are you paying on your CC balances?	14.7% except discover jumped it up to 29%.

Member Payment Dependent Notes Series 399616

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399616	$10,750	$10,750	12.53%	1.00%	May 13, 2009	May 12, 2012	May 12, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399616. Member loan 399616 was requested on April 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,083 / month
Current employer:	Halstrom High School	Debt-to-income ratio:	14.74%
Length of employment:	10 months	Location:	Mission Viejo, CA

Home town:	San Pedro
Current & past employers:	Halstrom High School, Victoria's Secret, Mathnasium of Orange
Education:	Azusa Pacific University

This borrower member posted the following loan description, which has not been verified:

My husband and I are applying for this loan in order to pay off our credit cards. We are actively working to eliminate our debt, increase our credit scores, and save money for a down payment on a house in the next 18 months. We have clear credit histories with no missed or late payments. Our interest rates have been raised during this recession, but we have had zero issues paying more than the minimum payment every month. This loan would enable us to pay off almost all of our debt and realize our goal of homeownership in the next 18 months. We will continue to pay more than our monthly payment in order to eliminate this debt in less than 36 months.

A credit bureau reported the following information about this borrower member on April 28, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/2003	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$15,175.00	Public Records On File:	0
Revolving Line Utilization:	53.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 399645

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399645	$4,000	$4,000	13.79%	1.00%	May 13, 2009	May 12, 2012	May 12, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399645. Member loan 399645 was requested on April 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,667 / month
Current employer:	Spherion	Debt-to-income ratio:	24.72%
Length of employment:	10 months	Location:	Pittsburgh, PA

Home town:	Landstuhl
Current & past employers:	Spherion, Northwestern Mutual
Education:	University of Pittsburgh-Main Campus, Chatham University

This borrower member posted the following loan description, which has not been verified:

I am looking to pay some medical bills. I recently received insurance, but that did not stop the bills from mounting. I am a reliable professional who needs a little bit of a push. I pay all of my bills on time and just need help getting out of the slump.

A credit bureau reported the following information about this borrower member on April 28, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	04/2002	Delinquent Amount:	$0.00
Open Credit Lines:	15	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$7,231.00	Public Records On File:	0
Revolving Line Utilization:	95.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, You have your income listed as just 1667/month from Spherion and that you've worked there for 10 months. Have you had any commissions yet on placements and are they factored into that. Also what sector do you recruit in.	Well...I am a temp through Spherion, a staffing agency, who has me in a temporary position at McKesson Corporation.

Member Payment Dependent Notes Series 399855

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399855	$20,000	$20,000	14.11%	1.00%	May 13, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399855. Member loan 399855 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$15,833 / month
Current employer:	Malott Investments	Debt-to-income ratio:	21.40%
Length of employment:	10 years 6 months	Location:	Waukesha, WI

Home town:	Milwaukee
Current & past employers:	Malott Investments, Pre-Paid Legal svc Inc
Education:	Mississippi Valley State University

This borrower member posted the following loan description, which has not been verified:

I am an entrepreneur. I have been in business for myself for over 10years! I have built large profitable businesses in real estate, network marketing, Insurance, leadership training events, and sports marketing. Our business is growing rapidly as we continue to tap into markets that thrive even in tough times. I have been featured in magazines like "Success from Home" and available at newsstands now Premiere Business mag. Recently featured in Les Browns book ???The Power Of ONE". We have a huge Book of business we built with an insurance company that produces over $300,000 in annual passive / renewal gross income. We have always had lines of credit with major banks. It seems banks are afraid to lend to anyone at this time! That is why I am here now. We would like to simply eliminate the last of the credit card debt that we have. Aprox. $10,000 to Chase bank currently at 12% and $8,000 to Citi bank @ 10% We have steady paid down, or paid off all of our credit card debt. This Loan would finish it off completely! We pay all of our debts on time. We live up to the obligations we create! I live in Wisconsin with my wife Tiffaney and 4 daughters Lauren, Carissa, Jessica and brand new addition April 27th 2009 Codi. This loan would be paid on time like every other loan I have had. Thank You for your consideration. To learn more about my wife and I (or buy our books) check out: www.tlotti.com www.1powerfulvision.com www.hardknocksfights.com

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1994	Delinquent Amount:	$0.00
Open Credit Lines:	20	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	33	Months Since Last Delinquency:	34
Revolving Credit Balance:	$12,531.00	Public Records On File:	0
Revolving Line Utilization:	30.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
why are you replacing 10 and 12% loans with a 14% loan?	both rates are temporary. The 10% ends end of May & 12% ends in July. Thank you for the question. I forgot to write that in my profile.
What, "large, profitable businesses in real estate" have you built? Give us an example, with details.	10 years ago I built a company called Malwrath Investments LLC. We owned aprox. 150 units. $ families, 6 families ect.. My partner bought me out back in 2001. Today I own an 8000 sqr ft. office building that I use for my business. & 1 other rental property. Very little of my income is derived from real estate today. Sounds like things are tough on those in real estate these days!

Member Payment Dependent Notes Series 399868

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399868	$7,000	$7,000	9.63%	1.00%	May 14, 2009	May 23, 2012	May 23, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399868. Member loan 399868 was requested on May 9, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,591 / month
Current employer:	Lockheed Martin	Debt-to-income ratio:	16.33%
Length of employment:	2 years 1 month	Location:	Colorado Springs, CO

Home town:	Berwyn
Current & past employers:	Lockheed Martin, L-3 Communications Holdings, Titan, Jaycor, US Army
Education:	University of Illinois at Chicago, University of Phoenix, University of Denver

This borrower member posted the following loan description, which has not been verified:

This loan will be used to pay down the balance on a higher rate credit card. This will be my second Lending Club loan (first loan is in good standing). I am a good candidate for this loan because I have excellent credit and have never missed or been late on a payment in 20 years of borrowing. I have a stable, secure, decent paying job. I have been with my current employer for just over 2 years, but have been in the same industry for almost 13 years, with only one previous employer.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	04/1992	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$28,365.00	Public Records On File:	0
Revolving Line Utilization:	44.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please explain why you are borrowing only $7k when you have over $28k in revolving debt.	The short answer is that the $7k loan is the highest I could get at the A5 rate. Current revolving debt is about $27.7k spread over three cards with different rates, which we are working to pay off within the next ~2.5 years. One card is actually at a better rate than Lending Club. I???m not looking at this loan as a debt consolidation, but just trying to get some of my higher rate debt down to a better rate, and hopefully free up options for some balance transfer offers.

Member Payment Dependent Notes Series 399973

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
399973	$10,800	$10,800	12.21%	1.00%	May 13, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 399973. Member loan 399973 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,500 / month
Current employer:	Taiwan Jack LLC	Debt-to-income ratio:	0.40%
Length of employment:	6 months	Location:	New York, NY

Home town:	Taichung
Current & past employers:	Taiwan Jack LLC, AVN Ltd., Countrywide Securities Corp
Education:	Carnegie Mellon University, Florida International University, University of California-Davis (UC Davis)

This borrower member posted the following loan description, which has not been verified:

Hello, My company purchases items from suppliers and resell them to the government. We currently have contracts with the US government, but now need capital to grow the business. We will use the funds to pay our suppliers deposits for the purchased items and shipping. When the government receives the items, they pay us. We need the funds because there is a time gap from between when we need to pay the supplier and when the government pays us. The risks are relatively low in our business because our client is the US government. You can see the contracts we are working on here http://sites.google.com/site/taiwanjackllc/ This loan will allow my company to broker more contracts between suppliers and the government. I am financially knowledgeable and responsible. I use pay off credit card each month. Currently I do not have any debt and keep my living expenses to a minimal.

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	05/2004	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$256.00	Public Records On File:	0
Revolving Line Utilization:	0.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Are you paying this off when you get paid for lumber? I'm a little concerned with your admitted history and the fact that you wouldn't do this if it weren't for the money. Seems like you're likely to get bored and walk away leaving your lenders screwed.	The lumber has already been delivered and we have invoiced and received payments for that contract. The funds will be used for new contracts we have won, but are currently waiting for the government to issue purchase order to us.
What is the reason the US Govt does not go directly to suppliers instead of usung your company & doesn't the Gov't buy from the lowest bidder when it makes its' purchases?	There could be major corruption if the contract agent representing the US government goes to the supplier itself - kickbacks etc. So there is a bidding process in place to ensure fair competition. so that vendors can put in bids. Yes government usually buy from lowest responsive and qualified bidder. Regulation here http://www.acquisition.gov/far/loadmainre.html
From your website we learn the following "About this blog I used to write about investments, the economy and the housing crisis when I worked at a fixed income hedge fund. Now I will write about my adventures traveling the world." If your traveling the world when will you have time to conduct business??	I was traveling in 2008 and wrote in my travel blog. I came back to NYC in Nov 2008 and have been working on the government contracts company since then. In the last month, we have won more contracts, and we are waiting for the contracting agents to award the contracts to my company. Usually contract agents have to verify samples of the goods before issuing the purchase orders. When the next wave of purchase orders come in, we will need the funds.

Member Payment Dependent Notes Series 400049

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400049	$15,000	$15,000	11.26%	1.00%	May 14, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400049. Member loan 400049 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,667 / month
Current employer:	Boise Paper Holdings, LLC	Debt-to-income ratio:	9.57%
Length of employment:	20 years 5 months	Location:	Kennewick, WA

Home town:	Sioux City
Current & past employers:	Boise Paper Holdings, LLC, IBP
Education:

This borrower member posted the following loan description, which has not been verified:

Found a great REO property that I couldn't pass up. When I heard about this website I thought what a great idea. After I make some money I want to be on the other side, lending money to investors!

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1992	Delinquent Amount:	$0.00
Open Credit Lines:	20	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	61	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$13,119.00	Public Records On File:	0
Revolving Line Utilization:	11.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
I highly suggest changing the subject of the loan... I thought you meant a different "rehab" before I read this :-) good luck.	Oh so sorry, I didn't even think about the other kind of "rehab". Thanks for the tip!

Member Payment Dependent Notes Series 400060

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400060	$25,000	$25,000	11.58%	1.00%	May 14, 2009	May 13, 2012	May 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400060. Member loan 400060 was requested on April 29, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,000 / month
Current employer:	Macys	Debt-to-income ratio:	5.88%
Length of employment:	3 years	Location:	New York, NY

Home town:	Raleigh
Current & past employers:	Macys, Ernest and Young
Education:	Fashion Institute of Technology (FIT)

This borrower member posted the following loan description, which has not been verified:

Hi, My finance and I are taking out a loan for our wedding expenses. This loan would cover the majority of our expenses and it will be paid back within 3 years. The minimum payment will not be a problem with my salary and monthly bills. Both of us make more than enough for the payments. I have good credit and have a long history of credit. Below I have listed some additional information but I would be more than happy to answer any questions. I look forward to doing business w/ my peers. Yearly Salary- $72,000 Monthly Rent- $600 Monthly Utilities- $90 Transportation- $81 (yeah subway) Cell Phone- $85 Student Loans- $280 Credit Cards- $240 Thanks so much for your consideration, Kristen

A credit bureau reported the following information about this borrower member on April 29, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1999	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$8,898.00	Public Records On File:	0
Revolving Line Utilization:	29.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, The rent appears a bit low. What are the #s after you get married? Thanks.	The numbers will be the same after we get married because we are already living together. We share a one bedroom flex (which means we put up a wall to make the 2nd bedroom and have a tiny living room) with one other person, that is why our rent is low. We moved near the WTC a long time ago and got a great rate. Plus, I only pay 1/4 because our roommate agreed to pay by room not person. If you have any others questions let me know. Thanks, Kristen
Kristen, (1) Does it make financial sense to spend 25K on a wedding when you can use it for a house down payment? (2) Do you save any money? Thanks	Hi, 1. We thought about this for a long time before we made our decision. Buying a house or an apt is not in our future for at least 3-5 years. Wei and I live in NYC and will continue to do so for at least 3 more years. We looked into buying an apt and it is not the best option, even if we could find an affordable mortgage payment, the additional maintenance fees start at $500 a month. So, we decided to continue our plans to have a wedding that brings all of our friends and family together. We have been together for so long but our family lives all of over the US and in Taiwan. We want to celebrate this big day with the entire family meeting for the 1st time. 2. Yes, I have a savings. At the moment, it is enough to cover all my expenses for two months. I do not have a set amount I save each month, any extra money is applied to savings; along with my yearly bonus. Thanks, Kristen
What does "nevamarie" mean? It looks like "never marry" spelled cleverly. Is this loan for real?	Wow! This question surprised me. Neva-Marie is my middle name. Hyphens are not allowed in usernames. This loan is very much real!! Kristen 917-650-6362

Member Payment Dependent Notes Series 400212

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400212	$10,000	$10,000	12.84%	1.00%	May 14, 2009	May 14, 2012	May 14, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400212. Member loan 400212 was requested on April 30, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,250 / month
Current employer:	Wachovia Bank	Debt-to-income ratio:	20.00%
Length of employment:	1 year 1 month	Location:	Santa Rosa Beach, FL

Home town:	Alexander City
Current & past employers:	Wachovia Bank
Education:	Auburn University Main Campus

This borrower member posted the following loan description, which has not been verified:

Consolidating credit card debts

A credit bureau reported the following information about this borrower member on April 30, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/2001	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	43	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$10,639.00	Public Records On File:	0
Revolving Line Utilization:	54.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	5

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you explain why you have 5 credit inquiries over the past 6 months? Thanks.	Helen, Hope you are having a wonderful week. I traded in my car for a cheaper vehicle and they pulled my credit 3 times trying to get the best rate at 3 seperate banks. Didn't really want them to do that because it took a hit on my credit score. Wachovia, which is my employer pulled my credit so that I would have access to a corporate card. And lastly I applied for a capital one card and was approved. Thanks so much for your interest. Matt

Member Payment Dependent Notes Series 400238

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400238	$8,000	$8,000	12.84%	1.00%	May 14, 2009	May 14, 2012	May 14, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400238. Member loan 400238 was requested on April 30, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,458 / month
Current employer:	HD Supply	Debt-to-income ratio:	17.11%
Length of employment:	6 years 9 months	Location:	Tustin, CA

Home town:	Seattle
Current & past employers:	HD Supply
Education:	ITT Technical Institute

This borrower member posted the following loan description, which has not been verified:

I have a 29.99% interest rate on my primary credit card as well as a high-interest retail store credit card. I'd like to pay those credit cards off, manage my debt with a smaller number of payments and finally achieve some financial breathing room. What has recently increased the difficulty in paying off my debt is that I have started to contribute financially to my parents' well-being. They are in retirement that they did not plan well for and are on an extremely fixed budget. I already have a plan to get out of debt within 5 years, but with a lower interest rate I'll be able to accomplish being debt-free in a sooner amount of time, allowing me to contribute more to my parents, save for a home, family, and a more secure future.

A credit bureau reported the following information about this borrower member on April 16, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1995	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	44	Months Since Last Delinquency:	75
Revolving Credit Balance:	$7,095.00	Public Records On File:	0
Revolving Line Utilization:	54.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. WIll you please list off the current balances, interest rates, required monthly minimum payments, and your normal monthly payments for the debt you will be paying off? Thank you and good luck.	Hello. Thanks for the good luck! The current balance on my high-interest credit card is $6,075 at 29.99% with a minimum payment of around $200 a month. My current payment on that debt is $220 a month. The other card is a retail credit card and carries a balance of $1,083 with a 20.99% interest rate. The minimum is low on that one at about $20, but I usually try to pay $50 a month on that one. I also have a loan through my credit union at a balance of about $6,000. I don't know the exact interest rate, but I believe it's around 17%. And the required monthly minimum is $222. I have an automatic debit plan with them so I'm not as concerned about consolidating that debt with this loan. However, it would be helpful to replace a chunk of that debt with a lower interest amount. For the debt I will be paying off I will add these monthly amounts together (at $270 a month) and will round up to $300 whenever possible. I also had planned on making my payments biweekly to accelerate the debt payoff, but it seems LendingClub only does automatic debits once a month at this time. Thank you.

Member Payment Dependent Notes Series 400323

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400323	$24,000	$24,000	11.58%	1.00%	May 15, 2009	May 14, 2012	May 14, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400323. Member loan 400323 was requested on April 30, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,917 / month
Current employer:	State of Illinois	Debt-to-income ratio:	14.53%
Length of employment:	1 year 7 months	Location:	Pleasant Plains, IL

Home town:	Jacksonville
Current & past employers:	State of Illinois, Springfield Illinois School District 186, Jacksonville Illinois School District 117, MacMurray College
Education:	Butler University, University of Illinois at Springfield

This borrower member posted the following loan description, which has not been verified:

MacMurray College was having a huge layoff in 2001. I was included in this layoff group because I was one of the newest hires. I decided to go to school and get my masters. Unfortunately, I was living partially on credit cards, unable to pay off the total amount each month. I would get hooked in on 0% interest transfers but they were never for the whole balance. I found that paying on multiple balances was detrimental not helpful. I have completed my masters in Computer Science and currently working for the State of Illinois as an IT Specialist. I am paying $2k on my debt / mo, $1k more than the minimum. This does not leave much for daily cash so I end up using cards to get me through the month. I am able to pay off more that I spend but the amount is minimal compared to what I could be reducing. I do not have any late payments. I just want to get out from under my credit cards and I have 7 that I'm currently paying on. If I could get a loan for one payment, I could make my payments and recover quicker. Please help.

A credit bureau reported the following information about this borrower member on April 30, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1994	Delinquent Amount:	$0.00
Open Credit Lines:	17	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	38	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$17,524.00	Public Records On File:	0
Revolving Line Utilization:	32.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You said you pay $3K a month, but only make $3.9K. What are your expenses like rent, food, gas, car, etc????	I pay $2k per month. It's almost my whole monthly pay check so I end up using my credit cards to get me through the next month.
Hi, A few questions: (1) Would you be willing to verify your income with Lending Club? (2) What debts, interest rates and current monthly payments are you consolidating? (3) What other debts and associated monthly payments do you have? (4) Do you have a written and active monthly expense and savings cash flow plan (budget)? (5) Do you have at least $500 in a savings account so you don't have to rely on credit cards to cover emergency expenses? (6) Does your cash flow plan have at least $50 in savings per month to replenish your $500 emergency fund in the event you have to use it? Thank you!	1) Yes I can verify 2) I thought they gave you a list of my debts. I have 7 credit cards from 2-9% interest. This loan would be my highest rate at 11% but I would be able to pay it off before I would be able to pay on my cards. 3) These are all credit card debt. I would sign up for a 0% interest, not able to transfer a whole balance, not pay it off before the end of the offer and end up doubling my # of payments. 4) I have a spreadsheet that has my balances, interest rates, minimums + monthly fees. I am working to pay off my highest % and my lans is reducing but not very much every month. Having one loan, paying at least $1k / mo, I would be able to knock down my loan faster. 5) I have $2k in savings. $200 / mo goes in automatically for emergencies. If I was paying $1k / mo instead of the $2k I currently pay, I would have $1k to use for savings and/or monthly expenses, eliminating my credit card needs. 6) I'm not sure what this means. I have a little left in my account after paying off my monthly bills but I don't use it to keep my account from becoming a $0 balance. Thanks.

Member Payment Dependent Notes Series 400532

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400532	$8,800	$8,800	11.58%	1.00%	May 18, 2009	May 16, 2012	May 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400532. Member loan 400532 was requested on May 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,525 / month
Current employer:	Integrated Device Technology	Debt-to-income ratio:	10.71%
Length of employment:	9 years	Location:	AUBURN, NY

Home town:
Current & past employers:	Integrated Device Technology, Integrated Circuit Systems, US Navy, US Army, National Guard
Education:	University of Connecticut, DeVry University-Ohio

This borrower member posted the following loan description, which has not been verified:

Short Term Loan to cover School expenses and daycare while wife finishes last two semesters of RN program

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1996	Delinquent Amount:	$0.00
Open Credit Lines:	15	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	44	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$52,141.00	Public Records On File:	0
Revolving Line Utilization:	73.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Can you detail the $52K of revolving credit? This is a hefty sum.	My total debt interest rate is 6% average. My Revolving debt includes a better rate on my autos, about $20k in home improvement/maintenance, $6-10k education, and $4k health care expenses. With this economy, I have begun systematicaly closing revolving credit accounts for a more traditional approach of lending and borrowing.

Member Payment Dependent Notes Series 400534

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400534	$9,000	$9,000	11.58%	1.00%	May 15, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400534. Member loan 400534 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,642 / month
Current employer:	Youth Advocate Programs, Inc.	Debt-to-income ratio:	14.03%
Length of employment:	7 years 9 months	Location:	Erie, PA

Home town:	Blairsville
Current & past employers:	Youth Advocate Programs, Inc., Erie County Crisis Services, Inc., Charter Behavioral Health
Education:	Edinboro University of PA

This borrower member posted the following loan description, which has not been verified:

I have recently struggled with finances and used my credit cards more than I have wanted to help. I do not feel good with this debt and want to make a plan to close those cards, pay off that debt as fast as I can and start a life of credit free living again. I've struggled in the past with credit card debt and worked so hard to be dependent of credit cards. Now that I allowed myself to use them again, I hate being in this situation and just want to start fresh with paying off this debt and working instead to save money and invest better for my future - hopefully through this lending club once I pay off this debt. I've read for days abot this site and think it is incredible and hope you can help. I have a good job as a Director of a Mental Health Agency for Children, am a well educated person with a Master's Degree in Social Sciences and live my life with Integrity. I'm asking for your help to feel better about myself with a better debt payoff solution.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1992	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$7,693.00	Public Records On File:	0
Revolving Line Utilization:	72.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 400562

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400562	$13,000	$13,000	7.68%	1.00%	May 14, 2009	May 18, 2012	May 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400562. Member loan 400562 was requested on May 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,833 / month
Current employer:	DFCU Financial	Debt-to-income ratio:	23.64%
Length of employment:	7 years 11 months	Location:	DETROIT, MI

Home town:	Illinois
Current & past employers:	DFCU Financial, RadioShack
Education:	Wayne State University

This borrower member posted the following loan description, which has not been verified:

The purpose of my request for a loan is to purchase/invest in a diesel truck to start my own small business. I will continue to work but it is a dream of mind to one day be my own boss and would like to do so by starting with this purchase. I am confident everything will be a success and the truck will pay for itself and my goal is to pay it off before the 36 months if possible. I am a person that will do whatever it takes not to default and will make payments on time. I know the importance of a credit score and how delays on monthly payments impact significantly on the score. Therefore, you have my word this loan will be paid back and on time.

A credit bureau reported the following information about this borrower member on May 4, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/2000	Delinquent Amount:	$0.00
Open Credit Lines:	16	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	36	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$58,996.00	Public Records On File:	0
Revolving Line Utilization:	55.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You are a person that knows the importance of good credit, but you have $58,000 in credit card debt. Do you have any plan for whittling that down?	I am aware of the amount of debt that I have, but it is not all in credit cards. I believe in the my credit report they are including my Home Equity Line of Credit under credit card debt. Instead of a mortgage I have a HELOC because the interest rate I have is at 3.50%. So to avoid closing costs and so much paper work I decided to go with that. Plus there was no application fee. So about 80% of that is secured Debt and not credit card debt. But I feel I am doing well on maintaining my debt controlled. Yes, I do plan on being debt free sometime in the near future by making my payments on time, but like most Americans I have a house payment, and that's where the majorty of my debt is. If I were to sell my home that would drastically decrease the figure being reported on my credit report.

Member Payment Dependent Notes Series 400653

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400653	$25,000	$25,000	15.37%	1.00%	May 15, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400653. Member loan 400653 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,908 / month
Current employer:	Wyckoff Farms, Inc.	Debt-to-income ratio:	17.69%
Length of employment:	24 years 1 month	Location:	Mabton, WA

Home town:	Moses Lake
Current & past employers:	Wyckoff Farms, Inc., UI Group
Education:	Central Washington University

This borrower member posted the following loan description, which has not been verified:

Most of my revolving/credit card debt is higher than 15% I would like to consolidate this to a lower interest rate. Though I am maxed out on most the credit available I always have made payments for more the than the minimum due. if this was to get funded I will close all accounts that I payoff with the loan proceeds. I am looking for someone willing to take a chance on me.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1993	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$25,700.00	Public Records On File:	0
Revolving Line Utilization:	92.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is the current total monthly payment you're making on your credit cards?	For just the credit cards it is $1,476. I have an ovedraft LOC account that I make $130 monthly payments on as well.

Member Payment Dependent Notes Series 400658

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400658	$10,000	$10,000	13.16%	1.00%	May 15, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400658. Member loan 400658 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$11,250 / month
Current employer:	Chevron Corp.	Debt-to-income ratio:	9.98%
Length of employment:	16 years	Location:	Vallejo, CA

Home town:	Vallejo
Current & past employers:	Chevron Corp.
Education:	SDSU

This borrower member posted the following loan description, which has not been verified:

I have credit card debt that I am only making the minimum payments on because I have a family of six and there is always something. The balance never goes down and this sounded like a good way to pay down my debt with an end date in sight.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1993	Delinquent Amount:	$0.00
Open Credit Lines:	17	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	54	Months Since Last Delinquency:	16
Revolving Credit Balance:	$24,810.00	Public Records On File:	0
Revolving Line Utilization:	71.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 400693

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400693	$13,000	$13,000	10.95%	1.00%	May 15, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400693. Member loan 400693 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,256 / month
Current employer:	Salisbury Rehab and Nursing Center	Debt-to-income ratio:	5.69%
Length of employment:	10 years 5 months	Location:	DELMAR, DE

Home town:	Laurel
Current & past employers:	Salisbury Rehab and Nursing Center, Chancellor Care Center of Delmar
Education:	University of Delaware, Delaware Technical and Community College-Owens

This borrower member posted the following loan description, which has not been verified:

I want to consolidate some debt..cancel some credit cards..I pay an extra 2 house payments a year, and pay extra on my credit cards every month..I have been on time with all of my creditors for many years..I also would like to make some home improvements

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1990	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	27	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$13,625.00	Public Records On File:	0
Revolving Line Utilization:	41.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi, A few questions: (1) Would you be willing to verify your income with Lending Club? (2) What debts, interest rates and current monthly payments are you consolidating? (3) What other debts and associated monthly payments do you have? (4) Do you have a written and active monthly expense and savings cash flow plan (budget)? (5) Do you have at least $1000 in a savings account so you don't have to rely on credit cards to cover emergency expenses? (6) Does your cash flow plan have at least $50 in savings per month to replenish your $1000 emergency fund in the event you have to use it? Thank you!	1)yes (2)I want to close 2 of my credit cards, leaving 1 for emergency, and use the remainder for home improvements, such as home repairs (minor) and maybe a new lawnmower...The other monthly payments I have that I pay are my electric, life insurance,house, and the credit cards..My wife pays the phone,car insurance and food(I don't want her income used to factor my loan...I do work on a budget every 2 weeks when I am paid and it is working..I am always on time on my payments and with the credit cards as well as the house,I send extra...I do not have a savings account, but with the extra money in my budget with the credit cards paid, I will be able to add money for a savings account..The loan will not be as tempting as the credit cards.,I also will have some left for savings with this loan's proceeds..In summarry, i want to get rid of the 2 credit cards due to the ease in using them, and want to start a savings account for emergency use..(As you check my credit ,you will see I have consistently paid 100's extra each month to the credit cards,and also, over a year, have paid 2 extra payments a year towards my house..including the cost of escrow...My PMI has been cancelled, even though I've been here barely 6 years, due to my principal being paid down with the extra payments.Note..the credit cards will be closed when paid off immediatly..
(1) Why are you making extra house payments when you have credit card debt? It makes no financial sense. (2) Is home improvement you're planning so critical that you need to borrow more money when you already have substantial debt? (3) Do you have any savings? (4) Do you save regularly and how much? Thanks	As I said, I am paying extra to the cards..I want my 30 year loan paid in 15 years, which 2 extra payments a year will do...As I said, once I pay off the credit cards, I will make minor repairs on the house to keep it's value, and will then be able to open a savings account with what is left over from the loan proceeds as well as the extra in my paycheck..( Including my credit card payments..which I submitted on my application,I have$600 to $800 extra a month which, 425 to 450 will go to the loan, and the rest towards savings or emergency..As I said,my wife and I split the bills..As to savings, please read my 2 emails re:jump starting a account with what is left over, and contributing
how and why did you get into $13K of credit debt? what are you doing to avoid that (other than canceling the cards)?	last year, I was diagnosed with cancer of the colon,level one which resulted in my needing 2 major surgeries..(12 weeks out of work ,needing to get disability(60%) pay for the last 4 weeks..This meant a decrease of take home net pay of $900 I did not get(The surgeon considers me cured)..The day after my second surgery, my daughter had a baby..We needed to help with the babie"s food ,clothes, and general welfare as she is unwed and only has a minimum wage job.I have returned to work full time and feel fine..Also, I had unexpected 1500 in car repairs last year, my son had dental bill this year of approx. $2000 so far this year, we had $2500 in dental bills last year..the medical bills for me alone last year..not coverd by insurance totalled close to $$1500...These have slowed my debt reduction of credit cards..I have had a credit card balance from years back, which, as I said, I have been trying to decrease and eliminate. The last couple of years I have been paying my payments on time and paying as much as I could extra to get rid of the credit cards. I know I probably need 1 for emergencies such as last year, but basically, I am sick of the credit cards and want them gone..I have tried to be transparent and hope thes answers reflect what has been going on(to the readers, since some of this is a personal nature, please only use the info in this context..Thanks
Thanks for being honest. Glad to hear things are looking up for you. I'll put in a few bucks to give you the loan. Good luck!	thanks
Just a word of advice -- like BobX said, it really doesn't make any sense to make extra payments on your mortgage if you have credit card debt. I of course don't know your exact financial situation, but chances are the interest rates are substantially hgher than the rate on your mortgage. If that's the case, you'll actually save a lot of money by suspending the extra payments on your mortgage until you clear all your credit card debt, and you'll have more money available to pay off the mortgage/save. Anyway, just my two cents. It sounds like you've had a rough time of it lately, and I wish you good luck on the road to physical and fiscal recovery!	Sounds good..Thanks,

Member Payment Dependent Notes Series 400783

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400783	$8,500	$8,500	12.21%	1.00%	May 18, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400783. Member loan 400783 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,583 / month
Current employer:	Gilleland Chevrolet Cadillac	Debt-to-income ratio:	23.26%
Length of employment:	2 years 4 months	Location:	Saint Cloud, MN

Home town:	Cumberland
Current & past employers:	Gilleland Chevrolet Cadillac, Princeton Community Education, Mars Music
Education:	Saint Cloud State University

This borrower member posted the following loan description, which has not been verified:

My clients want more! I have been teaching the Martial Art of Taekwondo through the local Community Education program for over six years. I currently have 32 students and know I have lost students due to a lack of personal attention. I also have several long time students/customers who are offering to pay more if they could have classes/products catered to them. I have a great lease deal worked out, a great group of volunteers to help us market the business, and I work during the day as an Automotive Sales Manager so I know how to build the sales funnel for this company. I even have assistants who are qualified to provide instruction when I'm not there. My wife and I just got married two weeks ago so money is a little tight right now. I need to buy some mats, paint, and training equipment to be ready to open. Please help us make this dream a reality.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2001	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	30	Months Since Last Delinquency:	29
Revolving Credit Balance:	$6,130.00	Public Records On File:	0
Revolving Line Utilization:	37.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Would you continue to work at the car dealership as well and do this at night / off hours? How will this impact your income from the car dealership (less time there means less sales...) ? Thanks and good luck!	Yes, I would continue my current job. I've taught through Community Education in Princeton, MN on Tuesday and Thursday evenings for six years now. I would continue to teach those same nights as well a new class we're adding every other Friday. One of my assistant instructors will teach a supplementary class on Taekwondo Forms (patterns) on Monday and Wednesday nights. As a member of the management team at the dealership my pay is based on store performance, not individual sales. I hope this answers your questions. Thanks for your interest in our endeavor!
How is the dealership doing overall? What other monthly expenses do you have?	Without getting into specifics on the dealership, as it is not my company, I will say that things are looking up despite what the headlines are saying. I don't know if that's true for all stores in the industry but in April we had our strongest month since last year. This could be due to the additional traffic we've seen with the warmer weather, people not being able to hold out much longer on purchases, changing out two of our managers with two gentleman I worked with at my previous employer or, as I see it, a combination of all these factors. Other major monthly expenses are my car payment for an 05 Cadilac STS and a mortgage payment which is shared with my wife who is an assistant manager in a retail chain. I know Cadillac doesn't sound very conservative but keep in mind we are a Cad dealer and I bought it as a Certified Pre Owned in order to avoid the biggest depreciation hit, get the special financing rates, and not have to worry about shop bills.

Member Payment Dependent Notes Series 400818

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400818	$23,100	$23,100	14.74%	1.00%	May 18, 2009	May 15, 2012	May 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400818. Member loan 400818 was requested on May 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$13,750 / month
Current employer:	Embedded Software Co.	Debt-to-income ratio:	20.67%
Length of employment:	1 year 6 months	Location:	Corona, CA

Home town:	Fullerton
Current & past employers:	Embedded Software Co.
Education:	University of Southern California (USC)

This borrower member posted the following loan description, which has not been verified:

Looking to refinance with Lending Club for a better rate. I always pay my bills on time and a loan with Lending Club will allow me to pay my debt down a little faster.

A credit bureau reported the following information about this borrower member on May 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1990	Delinquent Amount:	$0.00
Open Credit Lines:	16	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	33	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$80,602.00	Public Records On File:	0
Revolving Line Utilization:	91.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you verify your monthly income with Lending Club? Is this income from your job only or is there another source as well? Also, could you provide a list of your monthly expenses?	The monthly income I listed $13,750 is from my full time job only. It is my salary and doesn???t include bonuses. I will request Lending Club verify that income. I also do software consulting on the side which is all referral business and I charge $100 per hour with no overhead. I didn???t include that income and I am currently working on a small side project for $5000. My wife has additional income which covers half the house payment along with other family expenses. We have two cars. My wife's car we own outright and we are making payments on my car. My portion of the monthly house payment P&I is $1261 My car payment is $715 I have great rates on most of my debt and a lot is locked in until payoff at 3.9-4.9%. My current budget has me paying off my entire debt in less than 5 years. This 3 year loan would speed that up by allowing me to pay off one large B of A credit card a lot earlier while saving a lot in interest.

Member Payment Dependent Notes Series 400872

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
400872	$20,000	$20,000	13.79%	1.00%	May 18, 2009	May 16, 2012	May 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 400872. Member loan 400872 was requested on May 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$9,583 / month
Current employer:	Self Employed Since 1981	Debt-to-income ratio:	16.57%
Length of employment:	28 years	Location:	Biscayne Park, FL

Home town:	Miami
Current & past employers:	Self Employed Since 1981, Self Employed
Education:	Brussels University ULB (Belgium). Master.

This borrower member posted the following loan description, which has not been verified:

Funds are needed to finalize remodeling of 2 bath rooms

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2000	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$71,046.00	Public Records On File:	0
Revolving Line Utilization:	51.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is your field of work?	I do audiovisual post production. In other words, I produce sound for video, TV shows, movies as well as sound for commercials, e-learning programs, multimedia applications etc.

Member Payment Dependent Notes Series 401026

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401026	$15,000	$15,000	11.26%	1.00%	May 18, 2009	May 16, 2012	May 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401026. Member loan 401026 was requested on May 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$11,667 / month
Current employer:	NFI Industries	Debt-to-income ratio:	13.52%
Length of employment:	7 months	Location:	Cherry Hill, NJ

Home town:	Water Mill
Current & past employers:	NFI Industries, YRC Worldwide
Education:	Baker University College of Arts and Sciences

This borrower member posted the following loan description, which has not been verified:

I am one of the lucky ones. I earn a very good living at a job I enjoy (most days). I am healthy and have good family and friends. For about 5 years starting in 1999 I was financing poor spending decisions and some college tuition through credit cards. At it's height in 2006, my credit card debt was at 60000. My education allowed me to significantly increase my income and I have retired my credit card debt to about 27000. I have 11k in a credit card with a 6.99 APR rate. I have approximately 16K on a "Gold Loan" from Bank of America which works like a line of credit that currently charges me 15.99% I have negotiated that BOA loan interest rate down twice from the original amount but it is still higher than I would like. Unlike others, I have the means to get myself out of the mess I created but I would like to quit rewarding the predatory "enablers" with interest payments. I am responsible for getting into this problem. I am now looking forward to getting out and if I can accelerate that process using the lending club with a better rate and not reward credit card companies any more than I already have. So much the better Thank you for your consideration

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1995	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	31	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$29,790.00	Public Records On File:	0
Revolving Line Utilization:	15.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please verify your income with Lending Club? What are your fixed expenses per month? (rent, utilities, phone, cable, car, etc.) Also, what type of position do you hold with NFI? Thanks	I have rent/garage/utilities/cable that totals to 1550 or so. Car Payment of 780.00. Car Insurance of 90.00 per month and a student loan of 105.00. My fixed expenses run about 2300-2400 per month I am a vice president in our logistics divison
With your income why would you choose to rent?	I relocated for my job last fall just as the economy was declining. My income has risen quite a bit in the past 2-3 years but wasn't high enough to support a house on my own. I've decided to rent until I have all of my credit card debt retired. Property taxes are high in NJ. I accept that I pay a little more in taxes in order to have more disposable income. For me renting makes more sense at this point, especially with home pricing still declining
If you can, would you go through and verify your income with LendingClub?	I am in that process and hope to get completed soon

Member Payment Dependent Notes Series 401044

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401044	$25,000	$25,000	14.42%	1.00%	May 18, 2009	May 16, 2012	May 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401044. Member loan 401044 was requested on May 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$23,333 / month
Current employer:	AOL LLC	Debt-to-income ratio:	5.58%
Length of employment:	9 years 10 months	Location:	Manassas, VA

Home town:	Boston
Current & past employers:	AOL LLC
Education:	University of Maryland-College Park

This borrower member posted the following loan description, which has not been verified:

I am a real estate investor and would like to finance the closing costs for an investment property purchase through a short-term loan from your company. I expect that my closing costs will be in the range of $15k-$25k. My credit is good (somewhere between 725-735), and my primary source of income earns me $280k a year (I'm a Vice President of Technologies at a Fortune 500 company). I expect to pay off the loan within 6 months (the period I will hold the investment property while I renovate it and sell it). Our investment group buys and sells multiple properties each quarter.

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1987	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	46	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$290,291.00	Public Records On File:	0
Revolving Line Utilization:	n/a	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
How many times before, have you and your group borrowed money for closing costs, and are those loans paid off?	Historically, we have rolled closing costs into the loans we attained for each of our projects as we have built up good working relationship with these lenders (at least twice in the past quarter). These deals have closed or are about to close. We now have multiple projects underway simultaneously, so we are branching out to other hard money lenders for purchase/repairs funds for these other projects as our existing base of lenders can not take on the entire set of projects for us. Since we do not yet have relationships built up with these other lenders, they are not yet allowing us to roll closing costs into the loan.
what's the spread between your total acquisition/rehab costs and your expected sale price. will you attempt retail sale at full ARV or discounted sale?	We have about 20 years of experience and typically buy our properties between 30-40 cents on the dollar. So the spread is "significant". Currently the deals we are pursuing are "retail" resale deals and hot wholesale deals. We expect to carry the properties for as little as 1-2 months wherever possible, but typically no more than 6 months max.
Are you seeking funds to close on a particular deal, or will you locate a deal once you have funding lined up? What type of property is it (residential, office, retail, etc.), and what is your expected purchase price and sale price? Have you pursued other methods of funding (banks), and how much personal capital are you investing in this project?	This funding would be for a residential property. The purchase price will be around $180k. We expect to sell somewhere around $375k-$400k. We have other deals in the works with other lenders. For this particular deal, and have contributed $20-$30k of our own funds for those other deals. For this particular deal, we will not be contributing any personal funds (that is our intent anyway).
Thanks, that's helpful. What will the $25K from this loan be used for? The actual closing costs on a $180K deal shouldn't be more than $10K. Do you plan to renovate or upgrade the property? Also, why are you not using personal funds for this deal?	At the time I initiated this loan application we were not sure what the purchase price would be, so we figured $25k would be a safe ask to cover closing costs and first phase of repairs (before getting reimbursed with first scheduled draw from hard money lender escrow). My apologies for the ambiguity.

Member Payment Dependent Notes Series 401062

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401062	$5,500	$5,500	13.16%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401062. Member loan 401062 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,333 / month
Current employer:	majestic oaks	Debt-to-income ratio:	20.79%
Length of employment:	3 years	Location:	NORRISTOWN, PA

Home town:
Current & past employers:	majestic oaks
Education:

This borrower member posted the following loan description, which has not been verified:

card

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/2004	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	13	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$42,411.00	Public Records On File:	0
Revolving Line Utilization:	67.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Tell us more about the debt. What are the balances on each card? What are your monthly expenses? What do you do for Majestic Oaks? Also, please verify your monthly income.	my balances for myy cards . 1- citi 3000. 2- bank of america 4000. 3- othar bank of america 4500. my position associate director of Maintenance

Member Payment Dependent Notes Series 401073

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401073	$9,000	$9,000	12.21%	1.00%	May 18, 2009	May 16, 2012	May 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401073. Member loan 401073 was requested on May 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,917 / month
Current employer:	SOUTHERN CALIFORNIA GRAPHICS	Debt-to-income ratio:	23.17%
Length of employment:	7 years 7 months	Location:	LOS ANGELES, CA

Home town:	GUATEMALA CITY
Current & past employers:	SOUTHERN CALIFORNIA GRAPHICS, Domino's Pizza (STORE MANAGER), PIZZA HUT (ASSISTANT MANAGER)
Education:	UNIVERSIDAD DE SAN CARLOS GUATEMALA (USAC)

This borrower member posted the following loan description, which has not been verified:

HI EVERY ONE PLEASE HELP ME AND MY FAMILY TO GET IN TO A HOUSE, I JUST LIKE TO ADVANTAGE OF THE OPPORTUNITY.. NOW THAT THE MARKET IS ON MY SIDE THERE IS INVENTORY BUT NO BUYER'S THE ONLY PROBLEM IS BANKS ARE ASKING FOR A LITTLE MORE THAN 3% PLEASE HELP 75 HUNDRED DOLLARS WILL BE O' RIGTH FOR A HOUSE OF 250K PLUS I HAVE SOME SAVED FOR CLOSING COSTS POINTS AND OTHER FEES.. I JUST DONT WANT TO PASS THIS OPPORTUNITY SINCE OUR PRESIDENT RESCENTLY INCLUDED A GOOD 8,000 REBATE AS A STIMULUS PACKAGE FOR FIRST TIME BUYER LIKE ME ON 2009...

A credit bureau reported the following information about this borrower member on May 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1996	Delinquent Amount:	$0.00
Open Credit Lines:	12	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	33	Months Since Last Delinquency:	55
Revolving Credit Balance:	$3,723.00	Public Records On File:	1
Revolving Line Utilization:	39.40%	Months Since Last Record:	104
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Your payment on the first will be approx. $1252 plus $300 this loan, property tax $260/mo. Prop Ins $58/mo that's a total of $1870 gives you a housing ratio of 64%. You have additional debt. How will you feed your family and pay for incidentals. I don't mean to be harsh, but what lender will lend under those circumstances? This is what got them into trouble.	hi!!! and thanks' for your concern/question our annual income was $55,932.. my wife allso works i review the application and let tell you i thought about it ,, and yes i didnt how to add a co-applicant and my lending club application form., my 08 income was $39,675 my spouse $16,257.. that bring us dawn to 39% housing ratio again thanks for you concern/question THANK YOU VERY MUCH FOR HELPING US!!! IN OUR HOUSING QUEST!!!
Are you both from Guatemala?..and do you have any children?	SHE IS MEXICAN,IM FROM GUATEMALA WE GOT KID'S THEIR ARE OVER 18TH...
What type of Mortgage are you going for? 15 Year, 30 Year, Arm or Interest only?	since is my first time!!! i really have no idea over that matter i will go for the 30 years.. just to have a lower payment.. thank you cap 12 for your interest in helping,plus guidance... is really apreciated.
you had a Delinquencies, why , what hapend??	that delinquent account after my bk chapter 7 really old.. about 50 plus months., it was my fault cause i co_sign my friend on an car account with nissan of north america back then on 2001..he was 90 days late...//any ways thanks for your support and financial help on my quest!!!! GOD BLESS YOU & YOUR'S..

Member Payment Dependent Notes Series 401097

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401097	$5,000	$5,000	11.26%	1.00%	May 15, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401097. Member loan 401097 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,167 / month
Current employer:	foodservice	Debt-to-income ratio:	17.94%
Length of employment:	3 years 2 months	Location:	andover, MN

Home town:
Current & past employers:	foodservice
Education:

This borrower member posted the following loan description, which has not been verified:

I need to consolidate credit cards into one monthly payment.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1997	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	54
Revolving Credit Balance:	$260.00	Public Records On File:	1
Revolving Line Utilization:	7.60%	Months Since Last Record:	98
Inquiries in the Last 6 Months:	4

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You are saying that you would like to consolidate you CC Debt, but your credit report reflect only a CC debt on $260. Have you recently purchased something that is not yet included?	Type your answer here. Well I'm married and my wife has some credit cards that we would like to consolidate into one single payment I would of put her on the loan application, but you can only put one person on it.
How big is your debt on your wife's cards	she has a visa for 2000.00 and a mastercard for 1500.00 and discover card 1500.00 she had some medical bills so we had to use the credit cards it was an unexpected emergency that my insurance would not cover.
Why not apply with her name on the loan?	I was not aware that you could.

Member Payment Dependent Notes Series 401137

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401137	$10,000	$10,000	12.21%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401137. Member loan 401137 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,667 / month
Current employer:	Alltec Mfg.	Debt-to-income ratio:	12.64%
Length of employment:	3 years 2 months	Location:	Grover Beach, CA

Home town:	Brooklyn
Current & past employers:	Alltec Mfg., Next Intent
Education:	N.T.M.A.

This borrower member posted the following loan description, which has not been verified:

Hello to all, I am requesting a loan to rid myself of a couple high rated credit cards, and to pay off my income tax bill. I do own a motorcycle worth about $3000. I've been in my industry for 23 years. Thank you for concidering my request.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1988	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,745.00	Public Records On File:	1
Revolving Line Utilization:	35.90%	Months Since Last Record:	110
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 401175

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401175	$10,000	$10,000	12.53%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401175. Member loan 401175 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,850 / month
Current employer:	Boeing Company	Debt-to-income ratio:	22.95%
Length of employment:	1 year 1 month	Location:	Dickinson, TX

Home town:	Yardley
Current & past employers:	Boeing Company, United Space Alliance, United States Patent and Trademark Office
Education:	Purdue University-Main Campus, Embry Riddle Aeronautical University-Extended Campus

This borrower member posted the following loan description, which has not been verified:

A credit card company I will not name (its own name has recently changed), has left me with a 28% interest rate and a continuous credit limit chase as I continue to pay down the card. I'd like to lower this rate and consolidate another card in the process. I have no problems paying my current bills, however it would be nice to pay them down under more agreeable terms. I am employed, a homeowner, pay my auto loan monthly, and have no delinquencies on my accounts.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2002	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	17	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$16,047.00	Public Records On File:	0
Revolving Line Utilization:	78.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 401199

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401199	$9,000	$9,000	13.47%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401199. Member loan 401199 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$2,848 / month
Current employer:	Quality Distribution	Debt-to-income ratio:	9.83%
Length of employment:	8 years 5 months	Location:	Tampa, FL

Home town:	Tampa
Current & past employers:	Quality Distribution, Verizon Communications
Education:	Hillsborough Community College

This borrower member posted the following loan description, which has not been verified:

I am in need of a small capital loan to start a real estate investment business. I am hoping to rehab a home and provide quality affordable housing to people who may be without due to the current economic plight. I have about 5,000 dollar of my own capital to put up. Thank You in advance for your consideration.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1989	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	10	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,475.00	Public Records On File:	1
Revolving Line Utilization:	87.70%	Months Since Last Record:	98
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 401264

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401264	$3,600	$3,600	13.16%	1.00%	May 14, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401264. Member loan 401264 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,083 / month
Current employer:	Car Sense	Debt-to-income ratio:	9.79%
Length of employment:	2 months	Location:	Warminster, PA

Home town:
Current & past employers:	Car Sense, Daily Local News
Education:	West Chester University of Pennsylvania

This borrower member posted the following loan description, which has not been verified:

I am an up-and-coming photographer who is in need of a loan for a new camera, lenses and lighting equipment. I currently work full time as a photographer for a Car Sense dealership. I have been given the opportunity to work for a wedding photographer on weekends. He wants me to have my own equipment so that I am able to cover weddings when he cannot. I will be able to pay off this loan within the next 2-3 years. I ALWAYS payoff payment on time and I have a good credit score.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2004	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$1,898.00	Public Records On File:	0
Revolving Line Utilization:	34.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. Will you explain the 3 credit inquiries on your report and provide more details about the 1900 of revolving credit debt you already have? Do you have any concerns about adding $120 a month in payments to your current monthly expenses? Thank you.	Hello! The 3 credit inquiries were all made recently for the same reason as my inquiry for this loan. I was turned down from the others because I have only had credit since 2004. The 1,900 of revolving credit that I have is from a best buy card on which I have a laptop that I purchased. With no interest for a year, I have been paying that off in increments as well. I do not have any concerns with adding the $120 a month because I recently moved back in with my parents in order to save money. So I will be saving the $500 dollars a month I had been paying at my apartment. I hope to pay off this loan sooner than 3 years. I wouldn't have asked for the loan but I needed the large amount right away for the photo equipment. Thank you so much for your questions. I am so grateful to have found this website. I really do take pride in having financial responsibilies. I hope my answers helped! Have a good day!

Member Payment Dependent Notes Series 401281

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401281	$13,000	$13,000	11.58%	1.00%	May 18, 2009	May 17, 2012	May 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401281. Member loan 401281 was requested on May 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,833 / month
Current employer:	Del Monte Fresh	Debt-to-income ratio:	9.43%
Length of employment:	3 years 9 months	Location:	Miami, FL

Home town:	New Orleans
Current & past employers:	Del Monte Fresh
Education:	Louisiana State University and Agricultural & Mechanical College (LSU)

This borrower member posted the following loan description, which has not been verified:

Everyone: I am currently looking for a loan to consolidate my debt and be able to have one single monthly payment in order to be able to better plan my finances. As you review my credit report you will be able to see that I am a very responsible with my debts and I don???t have one single late payment or delinquency. I graduated college 5 years ago where I got a Bachelors degree and a M.B.A and I have been working for Del Monte Fresh Produce for the last 4 years as a Product Manager (Bananas). My company is doing great, job is stable and with a lot opportunity for growth. I am in a good place financially just want to be able to have a plan with structure to be able to pay off debt faster with a fix rate loan. If anyone has any more questions please don???t doubt to contact me.

A credit bureau reported the following information about this borrower member on May 3, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1997	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$12,174.00	Public Records On File:	0
Revolving Line Utilization:	59.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Your credit card balance seems quite high, and the number of open lines of credit seem too many. Please explain why each of these are so high.	I got married last year very suddenly because of an unexpected blessing. As a single guy coming out of college I had not save much and had to rely too much on my credit cards. I have focus on paying down my balances this last year but want to be able to start saving as well to be able to save for a down payment on my house and take advantage of decreasing house values. Getting this loan to pay these cards will help me consolidate all this cards into one single payment in order to have a more structured plan to get out of debt and start saving for my house. I will probably not be closing any lines of credit as not to affect my credit score but definately will not be using them anymore if I can't pay my balance in the short term.

Member Payment Dependent Notes Series 401317

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401317	$12,000	$12,000	9.63%	1.00%	May 14, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401317. Member loan 401317 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,067 / month
Current employer:	Metropolitan Atlanta Rapid Transit Authority	Debt-to-income ratio:	9.26%
Length of employment:	3 years 2 months	Location:	DOUGLASVILLE, GA

Home town:	St. Louis
Current & past employers:	Metropolitan Atlanta Rapid Transit Authority, Strategic Management Services
Education:	West Central Technical College

This borrower member posted the following loan description, which has not been verified:

During a routine checkup, Dr's discovered a small mass that needed to be removed immediately. What insurance didn't cover went on high interest medical credit cards. (Conveniently offered at the pre-op visit when emotions are high) What a difference a day makes, 24 little hours turned my whole world upside down. Dont get me wrong, I am very appreciative for a clean bill of health. However, I feel like I'm being held hostage. No matter how much I double up on the payments the interest just eats the payments up. This loan would pay off everything and would offer a repayment interest rate that's more than half of what I currently pay now. This is such a great opportunity for me. Since the medical ordeal I returned to school and am now finishing up my Business Degree. Having paid cash for tuition and books, along with my HOPE Scholarship things would look pretty good. I was delighted to read earlier in the disclosure that there is no pre-payment penalty. I plan to double my payments which would mean financial freedom for me in less than two years. Additional education makes me eligible for a promotion. A Senior Analyst position would increase my current salary to almost 1/3 more. This loan would make the difference for me. All the differnce in the world. Humble beginnings.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2001	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	28	Months Since Last Delinquency:	52
Revolving Credit Balance:	$4,087.00	Public Records On File:	0
Revolving Line Utilization:	23.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello, Is the planned repayment amount the $4,000 of revolving credit shown on your credit report, and if so what is the difference between the $4,000 and the requested loan amount of $12,000?	Thank you for your response. The planned re-payment amount includes all outstanding debt that I currently have. It consolidates this debt under one umbrella payment arrangement. It also provides the best interest rate for repayment by far. This arrangement would allow me to concentrate on one entity for payment of all existing debt and the extra interest that I would normally be paying (in some cases 18-24%) would go towards repaying this one loan account. Special Note: I have been building my credit for three years. Some obligations were acquired during that time and received higher interest rates than what I would qualify for now. Thanks again for your consideration in this regard.

Member Payment Dependent Notes Series 401371

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401371	$7,000	$7,000	12.21%	1.00%	May 18, 2009	May 18, 2012	May 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401371. Member loan 401371 was requested on May 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,250 / month
Current employer:	The Pennsylvania State University	Debt-to-income ratio:	2.40%
Length of employment:	2 years	Location:	State College, PA

Home town:
Current & past employers:	The Pennsylvania State University, New England Baptist Hospital
Education:	Pennsylvania State University-Main Campus, Ithaca College

This borrower member posted the following loan description, which has not been verified:

I will graduate from Penn State's Master of Health Administration program and will start working at Canton-Potsdam Hospital in July. My request for a loan is based on monetary needs in the transition period between graduation and my first paycheck. Primarily, my largest expense is renting a place. I've been calling up apt/rentals and all of them require first months, last months and a security deposit. My apartment budget is between $400/mo to $600/mo. Given the 3 payments and plus any application fee, I expect a maximum of $2000 in this department. Second, I will need some funds that will facilitate my move. I would like to be able to do this in 1 trip but may require more. Therefore, I anticipating around $1000 in moving and travel expenses. Third, I will need to keep current with payments, groceries and regular living costs between May and my first paycheck in mid-July. I anticipate a maximum of $2000. In sum, I am requesting $5000 and expect to pay back the loan within a year of the start date. I would appreciate any help. Thanks in advance. Best, Adhish

A credit bureau reported the following information about this borrower member on May 4, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2005	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	7	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,956.00	Public Records On File:	0
Revolving Line Utilization:	38.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Have you signed a contract with Canton-Potsdam Hospital to start in July or is it a verbal promise? What is the starting salary? Thank you and good luck.	We recently agreed terms and benefits and will be starting on July 1st, but have not signed a contract yet. The starting salary is 47500. Thanks, Adhish
Hi, A few questions: (1) What debts will you have upon graduation? (2) Are you current with all your debt payments? (3) Do you have a written monthly expense & savings cash flow plan (budget) based on your expected take-home salary? (4) Do you have at least a $1000 emergency fund in a savings account so you don???t have to rely on credit cards to cover unexpected expenses? (5) Does your monthly budget include at least a $100 per month deposit into savings to replenish the emergency fund after you use the fund for unexpected expenses? Thank you and good luck with you career in the "North Country" of NY!	1 & 2) My only debt will be credit card debt which I've been working to pay off. I do not have any tuition related debt - I've paid off my undergraduate debt and had no debt for grad school. 3 & 5) I have not created a cash flow plan yet, as I am trying to secure my housing first. The cost and type of rental will heavily influence my expenses and ability to save. I will attempt to make a cash flow plan as soon as I get a chance. I'll make sure to include the emergency fund replenishment. 4)I will receive my last paycheck on the end of May and have approximately $500 in E.F. At present, I've put little into E.F because I have put most of my earnings into paying off u/g debt, however once I start my job I will try to expand the E.F I'll be glad to share any additional information. Many thanks, Adhish
The Canton-Potsdam area is absurdly cold. Do you plan on buying a jacket or scarf with this money? Gloves and/or mittens? Get some moisturizer as well for those cold dry spells. Lets add Rain-X, Ice-Melt, maybe a block heater for the car, a snowshovel. Not to mention one of those little grounding strings that hangs from the car so it doesn't get statically charged and blast you every time you touch it. Congrats on your new career. Here's my 50 dollars.	Thanks very much. I do have some good winter gear from my days in Ithaca but may need to reinforce that a bit. I'll definitely need to get the extras for the car. Thanks again for you help. Best, Adhish

Member Payment Dependent Notes Series 401608

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401608	$5,000	$5,000	11.89%	1.00%	May 15, 2009	May 18, 2012	May 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401608. Member loan 401608 was requested on May 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,000 / month
Current employer:	BADABING PRODUCTIONS OF SOUTH FLORIDA INC.	Debt-to-income ratio:	10.25%
Length of employment:	3 years 4 months	Location:	Miami Beach, FL

Home town:	Havana
Current & past employers:	BADABING PRODUCTIONS OF SOUTH FLORIDA INC., JROJAS BUSINESS SERVICES (LIMO'S)
Education:	Miami Dade College

This borrower member posted the following loan description, which has not been verified:

I have my own business in the fashion industry providing courier and transportation services for the modeling and production companies here in South Beach I have found the perfect home at a very affordable price however the bank that owns the property will not take an fha loan wich I easily qualify for and the dowm payment is realy affordable at only 3.5% leaving me with the only option of going conventional, I make all my payments on time and at the present time there is a tax credit of 8k to anyone who buys a homested before nov./2009.The $5,000. that I'm asking for will convined with my funds enable closing and minor repairs for my home purchase, and the tax credit should allow repayment within a years time.

A credit bureau reported the following information about this borrower member on May 4, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	04/2001	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	7	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$723.00	Public Records On File:	1
Revolving Line Utilization:	30.10%	Months Since Last Record:	115
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 401657

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401657	$7,000	$7,000	12.84%	1.00%	May 19, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401657. Member loan 401657 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,333 / month
Current employer:	Dell Fastener Corp	Debt-to-income ratio:	8.52%
Length of employment:	3 years	Location:	Pittsburgh, PA

Home town:
Current & past employers:	Dell Fastener Corp, Kennywood Park
Education:	St. Vincents College

This borrower member posted the following loan description, which has not been verified:

Purchasing a loan on a Gypsy Stallion

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2000	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	7	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$311.00	Public Records On File:	0
Revolving Line Utilization:	6.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
OK, I'll bite. What's a gypsy stallion? Art	It's a type of horse. My friend and I would like to include him in her bredding program.
How many mares will you be breeding with this stallion? What are your plans for the foals? Is $7000 the total cost of the stallion or will you be combining this loan with savings to cover the purchase price? Will you own the stallion solely or will your friend own a percentage? Who will the foals belong to?	The first season, we'll be standing him to internal horses only, so 2 mares. Year 2 we'll stand him to a pair of mares. Well also be standing him to our own mares including two additional mares. The initial years foals will be sold, unless we retain one for breeding purposes. This is not the total cost of the stallion, but we have other funding. We will co-own the stallion together, with her standing him. We will split all foals 50/50.

Member Payment Dependent Notes Series 401678

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401678	$12,500	$12,500	11.89%	1.00%	May 19, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401678. Member loan 401678 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,000 / month
Current employer:	Memorial Hermann Healthcare System	Debt-to-income ratio:	0.25%
Length of employment:	16 years 4 months	Location:	Houston, TX

Home town:	Da Nang
Current & past employers:	Memorial Hermann Healthcare System
Education:	The University of Texas Health Science Center at Houston, Houston Community College System

This borrower member posted the following loan description, which has not been verified:

Hello Sir/Madam, My lack of previous loan history made me unappealling to the banks. Hopefully, you will understand.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1989	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	28
Revolving Credit Balance:	$193.00	Public Records On File:	0
Revolving Line Utilization:	0.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Why do you need $25,000 when your outstanding credit balance only shows under $200?	Thank you for your interest in my loan request. Truthfully, I am needing this amount to complete the purchase of an existing business. The transaction requires 100K. I currently have 80K toward this. I wanted to leave 5K as cushion. The business currently have an 8% net income and I expect to be able to increase that gradually over a period of 3 years. Let me know if you have any further questions.
So will the money you receive from this loan be sent to a credit card company as you indicate in the description of the loan "Refinancing credit card at a better rate"? If not, what kind of business are you investing in? What experience do you have in running a business?	Credit Card was my alternate option when the banks turned me down for that amount. Until I found out about the Lending Club. The investment I will part of is partnership in the purchase in an apartment complex. I have little experience in this business. But my lead invest has 8 years of experience in this area and has done 4 other projects. I know my lead investor and other investors in this deal for the last 2 years. We are all members of the same investment club with varying degree of investment experience in Multi-family housing. We are partners with the same lead investor in another project together and that has been going well. My lead has been exceeding return on investment that was outline in the business plan and budget. My lead has successfully exitted 3 previous deals each with a 5 year exit plan. Please let me know if you have any other questions. Thanks,
I want to invest in your dream, I am very skeptical because you lied in you opening statement	I am sorry that you felt that it was a lie. I am glad to answer any you still have to earn your trust.
The complex you are buying - how many units and is it 100% rented ? What's the historical vacancy rate for that building ? Is it in a "good" part of town? I'm asking as I too invested in real estate and quickly bought the wrong building in the wrong part of town.	This is a 260 unit class B property that is currently 97% occupied. It is next door to $1,000,000+ homes. It has new pitched roofs, and very little deferred maintenance.

Member Payment Dependent Notes Series 401775

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401775	$8,500	$8,500	7.68%	1.00%	May 14, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401775. Member loan 401775 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$2,375 / month
Current employer:	Chemlink Laboratories	Debt-to-income ratio:	2.23%
Length of employment:	1 year 6 months	Location:	MARIETTA, GA

Home town:	Marietta
Current & past employers:	Chemlink Laboratories
Education:	Kennesaw State University

This borrower member posted the following loan description, which has not been verified:

I am currently trying to buy a car from a private party and i need 10,000 dollars in order to get this car. i have a secure and stable job with perfect credit and no debt.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2005	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	10	Months Since Last Delinquency:	33
Revolving Credit Balance:	$2,204.00	Public Records On File:	0
Revolving Line Utilization:	19.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 401829

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
401829	$15,000	$15,000	9.63%	1.00%	May 18, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 401829. Member loan 401829 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$11,667 / month
Current employer:	Allstate Insurance	Debt-to-income ratio:	10.13%
Length of employment:	5 months	Location:	Fredericksburg, VA

Home town:	Buffalo
Current & past employers:	Allstate Insurance, HSBC, Appraisal.com, Lending Tree
Education:	Williams College, Hamilton College-Clinton, Loyola College in Maryland

This borrower member posted the following loan description, which has not been verified:

I recently purchased an insurance company and need some cash to help me through the start-up mode. I have already invested $30,000 of my own money. Whe have been in business for 5 months. Currently our monthly cash flow is approximately negative 3,500. With current our existing sales we should close the gap in 3-4 months. This is a re-listing which is why this listing might look familiar.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1968	Delinquent Amount:	$0.00
Open Credit Lines:	15	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	37	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,991.00	Public Records On File:	0
Revolving Line Utilization:	9.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
If your cash flow has a monthly negative of $3500, how come you have an income of $11K+ each month? Would you be willing to verify your income with Lending Club?	The income number represents last years income in a seperate business. Income is being verified with Lending Club. I have sold a portion of that business and begun focusing full time on the insurance business. The insurance business looks like it will run about negative $3,000 this month, improving as we projected. I suspect next month (June) to be closer to $2,500.

Member Payment Dependent Notes Series 402012

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402012	$14,000	$14,000	11.26%	1.00%	May 19, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402012. Member loan 402012 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,366 / month
Current employer:	USAF	Debt-to-income ratio:	18.16%
Length of employment:	9 years	Location:	Suisun City, CA

Home town:	Christiansburg
Current & past employers:	USAF
Education:	Community College of the Air Force (CCAF), University of Maryland-University College, Central Carolina Technical College, Solano Community College

This borrower member posted the following loan description, which has not been verified:

I'm a SSgt in the USAF. I've been in for 9 years now. I get a paycheck every 2 weeks and no chance of being laid off. I've never missed or have been late on a payment in my life. I've worked very hard on keeping a flawless credit and I will take on whatever it takes to keep it that way. Thanks

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	05/2001	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	21	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$17,558.00	Public Records On File:	0
Revolving Line Utilization:	52.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You have a high revolving credit balance. Your loan title states "Helping out a Family in Need." Are you using this loan to consolidate your debt at a lower interest rate or something else. If something else, could you please share a little more info.	I'd like to consolidate debt and also help out my mother w/ medical debt. To answer the question, this money will go to help out multiple causes. I'm 26 and have no children (accept 1 dog named Luna), so all of my income goes straight to normal household bills and to pay off my current credit card balances. My minimum payments on average are 213.00, 60.00, and and 76.00 per month for the only 3 cards I have balances on. I pay on 1,060.00 total each month on these cards and I have set those amounts to come out automatically on the 1st and 15th of each month. Essentially, I'm paying 700.00 plus over the minimum payments each month. I will be splitting this up a bit to pay for this new loan, but I will continue to pay well above the minimums on those cards. As each card is paid off, I will be taking the amount I was paying on that card and moving it right over to the other 2 cards, so on and so forth. I wear a uniform 5 days a week so I don't shop rarely. I work out 6 days a week, so I don't have much time for spending much money elsewhere either. Please help me consolidate and give my mother a happy Mother's Day. Thank you so much for your consideration. Ashlee
I'm actually an Air Force vet myself (got out in 2007). I automatically grant a certain level of trust in fellow servicemembers/veterans, and I realize the risk involved with doing this. But I know we have a higher sense of duty and responsibility than the average American does, so I'm willing to take the risk. I HAVE been burned before, though, but by and large, vets are a good risk. I'll definitely help you out, BUT I'd really like to see you reduce that revolving credit utilization. Get it done, airman! :-D haha	Yes, Sir (or Ma'am). :) I plan to eliminate a lot of the revolving debt and close my "youngest" card. Thanks so much!
Can you verify your income/employment with Lending Club? I trust you, but having that verified always makes me more willing to invest.	I'm not sure how to do that. I will research; however, my income is pretty public information. Base pay E-5 w/ 9 yrs of service +housing allowance zipcode 94535 w/o dependents +basic allowance for subsistence
High credit utilization, but low DTI which is excellent. If you're utilizing this loan for debt consolidation as stated, I am confident your RLU will drop. I am happy to invest in this loan, and am happy to be assisting a servicemember.	Thank you so much!

Member Payment Dependent Notes Series 402034

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402034	$10,400	$10,400	9.32%	1.00%	May 15, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402034. Member loan 402034 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,083 / month
Current employer:	General Motors	Debt-to-income ratio:	5.41%
Length of employment:	12 years 8 months	Location:	Harrison Twp., MI

Home town:	Harrison Township
Current & past employers:	General Motors, Johnson Controls
Education:	Wayne State University, New York Institute of Technology-Ellis College

This borrower member posted the following loan description, which has not been verified:

I am having surgery in 2 weeks. I need to pay it off by then in order to receive it.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1994	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	2
Total Credit Lines:	31	Months Since Last Delinquency:	11
Revolving Credit Balance:	$21,244.00	Public Records On File:	0
Revolving Line Utilization:	24.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please explain what kind of surgery? When will you be able to return to work? Also what are your monthly expenses? Mortgage? Car payments? Utilities? What kind of emergency fund do you have in place in case of a rainy day? I like that your income is verified and am willing to fund your loan as soon as you answer these questions.	I am having a hernia surgery. I will be off for 2 weeks. I have a $315 monthly car payment ending June 2010. Mortgage is $1000. We do have an emergency fund that we will need to tap into if I can not get the full amount requested.

Member Payment Dependent Notes Series 402045

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402045	$3,250	$3,250	9.63%	1.00%	May 19, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402045. Member loan 402045 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$667 / month
Current employer:	GAP	Debt-to-income ratio:	13.80%
Length of employment:	7 months	Location:	Bronx, NY

Home town:
Current & past employers:	GAP
Education:	CUNY Bronx Community College

This borrower member posted the following loan description, which has not been verified:

To Whom This May Concern: I am a college student who is planning to major in Nursing. I would like to pay off my credit cards and just pay 1 monthly payment. This will ease my debt anxiety and allow me to concentrate on my school work.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1997	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	9	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,136.00	Public Records On File:	0
Revolving Line Utilization:	34.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 402067

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402067	$12,500	$12,500	11.26%	1.00%	May 19, 2009	May 19, 2012	May 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402067. Member loan 402067 was requested on May 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,333 / month
Current employer:	Mission Restaurant Supply	Debt-to-income ratio:	12.21%
Length of employment:	8 years 10 months	Location:	san antonio, TX

Home town:	Corpus Christi
Current & past employers:	Mission Restaurant Supply
Education:	The University of Texas at Austin, Del Mar College

This borrower member posted the following loan description, which has not been verified:

I have run up credit card debt over the years that doesn't seem to go away!! I have worked for the same company for almost 9 years straight out of high school. I started at the bottom cleaning a warehouse while attending college. I went back and forth from working full time to part time trying to balance livening expenses, collage, and having a life all while running up credit card debt and moving up in our company. Nine years later I have moved up to the lead tech job that pays a good amount of money and will hopefully become the service manager in the upcoming year. I also got my state license this year in commercial air-conditioning and refrigeration. The company I work for continues to grow and hire people on even in this shaky economic environment. Running up credit card debt didn't seem like a big deal at first but 9 years later I have over 12.000 in debt. I have a credit score in the mid 700's and have never made a late payment in my life. I have tried rolling all my debt into zero percent cards but never can get them paid off in a year and end up with a worst interest rate. I would like to get a personal loan to pay off both my cards at a good rate given my stable job, credit score, and personal belief that a mans word is what he should stand behind.

A credit bureau reported the following information about this borrower member on May 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/2000	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$12,568.00	Public Records On File:	0
Revolving Line Utilization:	57.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

Member Payment Dependent Notes Series 402219

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402219	$8,000	$8,000	10.95%	1.00%	May 19, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402219. Member loan 402219 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,929 / month
Current employer:	Convergys	Debt-to-income ratio:	14.46%
Length of employment:	10 months	Location:	BARTLESVILLE, OK

Home town:	Arkansas City
Current & past employers:	Convergys, JCPenney, Lowe's
Education:

This borrower member posted the following loan description, which has not been verified:

Pay for attorney fees.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1999	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$7,251.00	Public Records On File:	0
Revolving Line Utilization:	25.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please provide more information about the nature of the attorney fees? Thanks	Divorce and Child Custody

Member Payment Dependent Notes Series 402318

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402318	$3,200	$3,200	12.21%	1.00%	May 14, 2009	May 20, 2012	May 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402318. Member loan 402318 was requested on May 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,250 / month
Current employer:	River Trails Park District	Debt-to-income ratio:	16.88%
Length of employment:	8 years	Location:	Mount Prospect, IL

Home town:	Mount Prospect
Current & past employers:	River Trails Park District
Education:	University of Wisconsin Whitewater

This borrower member posted the following loan description, which has not been verified:

I am a College Student who also works, I am considered part time although I have full time hours (40).

A credit bureau reported the following information about this borrower member on May 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2003	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$6,115.00	Public Records On File:	0
Revolving Line Utilization:	43.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

Member Payment Dependent Notes Series 402483

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402483	$3,000	$3,000	11.89%	1.00%	May 19, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402483. Member loan 402483 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,000 / month
Current employer:	Packaging Consultants Inc.	Debt-to-income ratio:	12.06%
Length of employment:	2 years 2 months	Location:	BARRINGTON, RI

Home town:	Hanover
Current & past employers:	Packaging Consultants Inc.
Education:	Rochester Institute of Technology (RIT)

This borrower member posted the following loan description, which has not been verified:

I am looking for a loan to cover living expenses for the last few months of school.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1999	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	23	Months Since Last Delinquency:	12
Revolving Credit Balance:	$7,482.00	Public Records On File:	0
Revolving Line Utilization:	59.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Congratulations on your last year of school! What are you studying and how many more classes to finish your degree?	I'm going to cosmetology school, and I'll be finished in July! Thank you, everyone, for helping me do this!

Member Payment Dependent Notes Series 402600

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402600	$1,600	$1,600	12.84%	1.00%	May 13, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402600. Member loan 402600 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$3,217 / month
Current employer:	dhl express	Debt-to-income ratio:	2.46%
Length of employment:	9 years 6 months	Location:	los angeles, CA

Home town:	Los Angeles
Current & past employers:	dhl express
Education:

This borrower member posted the following loan description, which has not been verified:

our bathroom floor needs repair new floor boards from water damage from a broken pipe. I will use the loan to to repair our bathroom floor and broken pipe. I am a very hard working person who is very reliable and responsible. and who is honest.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/2000	Delinquent Amount:	$0.00
Open Credit Lines:	4	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	60
Revolving Credit Balance:	$2,076.00	Public Records On File:	0
Revolving Line Utilization:	83.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 402690

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
402690	$5,000	$5,000	8.00%	1.00%	May 15, 2009	May 21, 2012	May 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 402690. Member loan 402690 was requested on May 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$9,917 / month
Current employer:	American Health Imformation Management Association	Debt-to-income ratio:	15.76%
Length of employment:	3 years 3 months	Location:	Chicago, IL

Home town:	Chicago
Current & past employers:	American Health Imformation Management Association, Premier Inc., Humphreys Inc.
Education:	Morton College, Moraine Valley Community College

This borrower member posted the following loan description, which has not been verified:

I would like to re-finance a credit card balance.

A credit bureau reported the following information about this borrower member on May 7, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1978	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	49	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$54,960.00	Public Records On File:	0
Revolving Line Utilization:	24.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please explain why your revolving credit balance is almost $55k yet you are only asking for $5k?	I apologize if you've already received an answer to this question. I submitted earlier but the question remains so it may be possible the original submission didn't post properly... I have a 50k line of credit with Bank of America. I took the line as a debt consolidation with a reasonable fixed rate. If I were able to get a 55k loan via Lending Club I would have but Lending Club has it's limits. The BOA 50k line left 5k outstanding which I have moved from one promotional rated credit card to another - currently the 5k is with Chase Visa at zero%, however, in June, the rate will be (about) 22% and promotional offers have dried up.
Hello. Will you confirm your income with Lending Club? Additionally can you provide some details about how you accrued this debt and what actions you have taken to avoid accruing more in the future? Thank you and good luck	Tough but important questions; Thank you for asking... Q) Will you confirm your income with Lending Club? A) I'm not sure how to do this as I'm new to Lending Club (and look forward to being an "investor" in the future). I suppose you mean can I reply with my income in my answer. I have a salary of $89k with my full time position and a range of $20k to $45k in additional consulting income. Q) Can you provide some details about how you accrued this debt? A) Part in establishing a "sideline" soho business, part in consolidating debt (auto, home improvement etc) and part in financially assisting my daughter in her move to start a new job in a new city (relocation from the Chicago suburban area to Urbana, Il). Q) What actions have/you taken to avoid accruing additional debt? A) If this loan gets fully funded, the credit card will be closed. It is the only credit card I own and will close it when this loan is paid in full. I have for several years "subscribed" to the Dave Ramsey philosophies and the "snowball" technique. The 5k over the 50k line with BOA was much higher (12k) at one time. I have been busy buying down debt in an effort to become debt free. One of my goals is to become an "investor" with Lending Club based on my borrower experience with Lending Club - looking to help others who are also motivated to buy down debt and make the choice to become debt "relieved". You may be interested in knowing that I have never filed bankruptcy, missed a loan payment, missed a mortgage payment had a repossession or foreclosure. Those happenings are against my moral beliefs. I hope this helps. Please feel free to ask any additional or follow-up questions you may have.

Member Payment Dependent Notes Series 403018

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403018	$3,600	$3,600	7.68%	1.00%	May 19, 2009	May 22, 2012	May 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403018. Member loan 403018 was requested on May 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,000 / month
Current employer:	Autonomy	Debt-to-income ratio:	0.50%
Length of employment:	4 years	Location:	Boston, MA

Home town:	Morristown
Current & past employers:	Autonomy, Oasis Semiconductor
Education:	Wentworth Institute of Technology

This borrower member posted the following loan description, which has not been verified:

This loan will be used to make the final payment of a year long renovation of two rooms in my condo. The project ended up costing more then estimated and this loan will make up for the shortfall on my end. I have an excellent credit rating and only one credit card with a balance that I do not use and am paying off. I do have savings and a 401k that I could use but would like to keep for emergencies and eventual retirement. I have a steady full time job and the company I work for is doing very well. I see no prospect of loosing my job anytime soon. I would expect to pay this loan off within 6 months. Thank you, Chad Rosner

A credit bureau reported the following information about this borrower member on May 8, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2001	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,599.00	Public Records On File:	0
Revolving Line Utilization:	9.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
who is your current employer.	My Current employer is Autonomy Systems Limited autonomy.com. It is a Cambridge UK based company. I work in their Boston Office which was formerly a company names Zantaz Inc.
If you're in Boston why don't you go to the Cambridge, MA based Endeca? :-) Just kidding... good luck from an Endecan.	I'll have to see how well laid out their plans for world Domination are ;).

Member Payment Dependent Notes Series 403285

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403285	$8,000	$8,000	9.63%	1.00%	May 19, 2009	May 23, 2012	May 23, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403285. Member loan 403285 was requested on May 9, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,834 / month
Current employer:	Millenium Partners	Debt-to-income ratio:	7.56%
Length of employment:	6 months	Location:	MIAMI, FL

Home town:	Caxias do Sul
Current & past employers:	Millenium Partners, Downtown Athletic Club, New York Health and Racquet Club, University Place Physical Therapy
Education:	The Boston Conservatory, CUNY Hunter College

This borrower member posted the following loan description, which has not been verified:

I am requesting this loan to be able to purchase a car reliable enough for my work needs. I am a personal trainer/ pilates private instructor and my husband is an event dj and we both rely on our own transportation. I have a great credit history and I am very responsible and dedicated to paying all my bills on time. Giving me this loan would be a huge help for me to take this next step with my life.

A credit bureau reported the following information about this borrower member on May 9, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	02/2000	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	17	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$9,226.00	Public Records On File:	0
Revolving Line Utilization:	58.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You appear to have a high credit card bill. Can you explain why you have not consolidated? Those?	we tried to do that with chase but not much could be done at that time. they advised us to pay the highest interest cards first and go from that.

Member Payment Dependent Notes Series 403400

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403400	$3,000	$3,000	9.63%	1.00%	May 15, 2009	May 24, 2012	May 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403400. Member loan 403400 was requested on May 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,333 / month
Current employer:	hawker beechcraft corporation	Debt-to-income ratio:	12.00%
Length of employment:	10 years 10 months	Location:	wichita, KS

Home town:	vandenberg afb
Current & past employers:	hawker beechcraft corporation
Education:

This borrower member posted the following loan description, which has not been verified:

I am currently locked in around 15% interest on my store credit card. I would like to reduce this rate using lendingclub. I have a history of on time payments and successful payoffs. I have a stable work history and have been making payments on my home for 3 years. I am a responsible borrower who takes care of my lenders.

A credit bureau reported the following information about this borrower member on May 10, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1998	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,689.00	Public Records On File:	0
Revolving Line Utilization:	30.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	5

Member Payment Dependent Notes Series 403615

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403615	$4,000	$4,000	18.84%	1.00%	May 15, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403615. Member loan 403615 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,360 / month
Current employer:	Cubist Pharmacutical	Debt-to-income ratio:	17.16%
Length of employment:	3 years	Location:	WEST ROXBURY, MA

Home town:	Boston
Current & past employers:	Cubist Pharmacutical, 5 star quality care, biogen inc
Education:	Bunker Hill Community College

This borrower member posted the following loan description, which has not been verified:

Hello the reason for the loan is because I am moving, and need to pay of some credit cards, trying to build my credit scores. Thanks Janet

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1999	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	41
Revolving Credit Balance:	$1,682.00	Public Records On File:	0
Revolving Line Utilization:	39.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	10

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What are the rates on your credit cards?	22.3%, 21.75%
Hello. Will you list out the current required monthly minimum payments and your normal monthly payments for the debt you will be paying off? Additionally will you explain each of the 10 inquiries on your credit report including whether or not any of these inquiries will result in additional debt. Finally will your move effect your current employment and or related traveling expenses? Thank you and good luck!	Hello my minimum payments are between 20-30 dollars a month, I have already paid off two other credit cards on my own. The reason for the loan is to play catch up with my current two cards and build my credit scores. I am looking into buying my own property within the next two years god willing. My move will not effect my job, unfortunately the house that I currently live in has been sold and I must move. Thanks for your help. Janet
Thank you for answering some of my questions. Will you also explain each of the 10 inquiries on your credit report including whether or not any of these inquiries will result in additional debt? Are you concerned about your required minimum payments going from $30 a month with your current cards to $146 with lending club? Thank you	not sure what 10 inquiries you are talking about, I will have to view my report. I am not concerned because I will pay off my credit cards and concentrate on making my monthly payments to lending loan, and be credit card FREE, and debt FREE. That is my main concern NO MORE DEBT OR CREDIT CARDS, and my world will be a little bit more perfect :)
Hi Janetrod. Generally you will get a credit inquiry every time you apply for a loan or a credit card. 10 inquiries in 6 months is a very large number and suggests you are applying for multiple lines of credit at once. I am guessing if you did not have these you would have been offered an interest rate closer to 12% or lower. If these are in error I would suggest resolving the issue in order to get a lower rate. I plan on providing funding for you once you explain all of these inquiries. Thank you and good luck.	Hi, the past two months I applied for a loan and both times got decline, as soon as I view my report I will be able to provide you with more information. Thanks

Member Payment Dependent Notes Series 403892

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403892	$2,800	$2,800	10.95%	1.00%	May 18, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403892. Member loan 403892 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,000 / month
Current employer:	The Counter	Debt-to-income ratio:	4.15%
Length of employment:	4 months	Location:	Honolulu, HI

Home town:	New Haven
Current & past employers:	The Counter
Education:	University of Hawaii at Manoa

This borrower member posted the following loan description, which has not been verified:

Hello potential lenders! Thank you for reading my post. I have been an active lendingclub participant for 2 years, as a lender, now i am asking your help. I will be graduating with my BS double major in Anthropology and Sociology this December. I'm almost there! I'm short on cash as everything has been increasing in costs lately except my wages! Tuition is going up almost $300 a class more than this semester and groceries and rent are astronomical! I'm asking for help, $9000 will cover the amount of my tuition and living expenses that i am short. Along the way i will still be working, i just need the money by July and won't be able to earn enough. I have never defaulted on anything and have an excellent credit score for my age, rest assured this will be a safe investment for both of us. Thank you!

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2002	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$1,085.00	Public Records On File:	0
Revolving Line Utilization:	4.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Your loan description states "$9000 will cover the amount of my tuition and living expenses that i am short." Yet the requested amount for this loan listing is $2,800. Please explain the discrepancy.	I had originally applied for a $9000 loan but found out today that i only qualified for a $2800 loan because i do not have enough of the right credit accounts. Thank you for alerting me!

Member Payment Dependent Notes Series 403941

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403941	$2,400	$2,400	16.00%	1.00%	May 19, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403941. Member loan 403941 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$400 / month
Current employer:	The Art Institute of Phoenix	Debt-to-income ratio:	5.00%
Length of employment:	n/a	Location:	Phoenix, AZ

Home town:	Tucson
Current & past employers:	The Art Institute of Phoenix
Education:	Eastern Arizona College, The Art Institute of Phoenix

This borrower member posted the following loan description, which has not been verified:

I just returned from overseas doing missionary volunteer service in Iceland for the past two years. Because of that my bank will not approve me for a loan due to the fact I have no work history for the last two years. However, I have a steady job, and am a full time student. The money would go towards my car to get it totally paid off.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2005	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	5	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$299.00	Public Records On File:	0
Revolving Line Utilization:	99.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hello. What is the current interest rate and monthly payment for your car? Will you provide the same information for your 300 in revolving credit? Given you are at 99% of your balance you should use the loan to pay that off as well. Finally will you verify your income with lending club and provide a list of your monthly income and expenses? Thank you and good luck.	I bought the car from a family member, so there are no payments or interest, I would just like to square up with him as soon as possible. My $300 revolving credit line is set at 12.9% with a monthly payment of $20. And yes, I would use part of the loan to pay off this debt as well. My expenses are fairly minimal as most of my big expenses are covered by my schools financial aid program.
Where do you work, and how many hours per week do you work? What are your current expenses? It's hard to live off of $400/month (do you live at home with your parents?). Do you expect to see additional income in the near future, or does the $400/month number exclude other subsidies or sources of income, such as free housing, money from parents, etc.?	I work at an art supply store, averaging 15-20 hrs. per week. I am currently living in school sponsored housing, so my expenses are nothing more than food, gas, cell phone, etc, totaling about $250/month.

Member Payment Dependent Notes Series 403946

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403946	$7,000	$7,000	9.32%	1.00%	May 18, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403946. Member loan 403946 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,792 / month
Current employer:	City of Chesapeake, VA	Debt-to-income ratio:	22.04%
Length of employment:	9 years 7 months	Location:	Portsmouth, VA

Home town:
Current & past employers:	City of Chesapeake, VA, Sentara
Education:	Old Dominion University

This borrower member posted the following loan description, which has not been verified:

Tough year last year with 4 family illnesses and a wedding on top of the market crash. This money would be used to stabilize interest rates and allow me to pay down debts more efficiently. I am stably employed with a full and p/t job, long-term home owner and always pay my debts, often early. Thanks for considering my listing.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1976	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	81
Revolving Credit Balance:	$125,743.00	Public Records On File:	0
Revolving Line Utilization:	32.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
How much of your revolving credit balance is credit card, and what does the rest consist of?	$98,000 on an equity line--this is my only mortgage- property is currently appraised at well over 7,500 approx car payment balance 20,000 approx credit card balance

Member Payment Dependent Notes Series 403955

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
403955	$2,800	$2,800	9.32%	1.00%	May 15, 2009	May 25, 2012	May 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 403955. Member loan 403955 was requested on May 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,083 / month
Current employer:	David L Purczinsky	Debt-to-income ratio:	23.28%
Length of employment:	6 years 1 month	Location:	Granbury, TX

Home town:	Brenham
Current & past employers:	David L Purczinsky, Lake Area Pharmacy, Burnet, Tx
Education:	Dental Assistant Training School

This borrower member posted the following loan description, which has not been verified:

I will be relocating in approximately 2 weeks and am requesting these funds to help cover moving expenses. Specifically, these funds will be used for out-of-pocket expenses i.e. moving truck, movers, storage, fuel, deposits. I feel that I am an excellent candidate for this loan because I have worked diligently to pay all bills and creditors in a timely and efficient manner. This will be clearly reflected in my credit history. Thank you for your help.

A credit bureau reported the following information about this borrower member on May 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	02/2003	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	8	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,426.00	Public Records On File:	0
Revolving Line Utilization:	21.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 404152

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404152	$2,000	$2,000	15.05%	1.00%	May 18, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404152. Member loan 404152 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,326 / month
Current employer:	Rehabilitation Professional, Inc.	Debt-to-income ratio:	20.51%
Length of employment:	10 months	Location:	St. Louis, MO

Home town:	New York
Current & past employers:	Rehabilitation Professional, Inc., Washington University in St. Louis, Atlanta Journal Constitution
Education:	Washington University in St Louis, Saint Louis Community College-Florissant Valley

This borrower member posted the following loan description, which has not been verified:

I am a graduate of Washington University in St. Louis. I need to take some courses over the summer in order to get into graduate school and the money will be used for that purpose.

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/2003	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,898.00	Public Records On File:	0
Revolving Line Utilization:	98.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 404245

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404245	$3,000	$3,000	9.63%	1.00%	May 18, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404245. Member loan 404245 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,750 / month
Current employer:	n/a	Debt-to-income ratio:	8.21%
Length of employment:	n/a	Location:	Portland, OR

Home town:	Portland
Current & past employers:
Education:	University of Oregon

This borrower member posted the following loan description, which has not been verified:

I plan to purchase several acres with my sister for a future vacation cabin and/or retirement. I have an excellent credit history and stable employment. I want to know if I can get a loan that will beat the interest rate I have available from other sources.

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1992	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	22	Months Since Last Delinquency:	43
Revolving Credit Balance:	$2,239.00	Public Records On File:	0
Revolving Line Utilization:	4.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
YOUR PROFILE DOES NOT INDICATE YOUR EMPLOYMENT? THANKS DRW	I am a GIS Specialist at AECOM Water.
Hi, What is the name of your employer? Thanks.	AECOM Water

Member Payment Dependent Notes Series 404413

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404413	$4,000	$4,000	8.00%	1.00%	May 15, 2009	May 26, 2012	May 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404413. Member loan 404413 was requested on May 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,917 / month
Current employer:	Retired	Debt-to-income ratio:	5.99%
Length of employment:	n/a	Location:	Lewis Center, OH

Home town:	Milwaukee
Current & past employers:	Retired, Diamond Electronics, American Sunroof, Magic Chef, Belmont Casket, Chrysler
Education:	Ohio University-Main Campus (BBA), University of Toledo (MBA)

This borrower member posted the following loan description, which has not been verified:

I'm a retired CFO with a good fixed income and have sufficient income and assets to pay this loan. I want to help a friend with a downpayment to become a homeowner (1.) I am a responsible homeowner 25+ years, (2.) FICO score +760, (3.) Always paid debts on time - 30+ years, (4.) successfully manage investment portfolio for my wife and myself

A credit bureau reported the following information about this borrower member on May 12, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1976	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$31,270.00	Public Records On File:	0
Revolving Line Utilization:	48.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 404575

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404575	$12,000	$12,000	9.63%	1.00%	May 19, 2009	May 27, 2012	May 27, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404575. Member loan 404575 was requested on May 13, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$10,250 / month
Current employer:	Google	Debt-to-income ratio:	8.52%
Length of employment:	n/a	Location:	Cambridge, MA

Home town:	Los Angeles
Current & past employers:	Google
Education:	MIT (Massachusetts Institute of Technology)

This borrower member posted the following loan description, which has not been verified:

Hi all. I built up a bit of debt while laid off from a startup and am moving over to google, with great job security and a high salary. I'm looking to get $12k off of revolving accounts and into something stable that I can pay down over three years. I'm a successful MIT-educated software engineer and, aside from now, have carried a job that paid at least $90k since I graduated in 2002. Never late on anything and just looking to reorganize my debt. Thanks!

A credit bureau reported the following information about this borrower member on May 13, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1998	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	15	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$14,732.00	Public Records On File:	0
Revolving Line Utilization:	26.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Could you please verify your income with Lending Club administrators by submitting documents providing proof of income? Thanks	That's in process. Thanks!
ARE YOU CURRENTLY EMPLOYED BY GOOGLE ?	I start on Monday, 5/18.
Hello. Will you list out your current debt, interest rates, and current minimum required payments? Thank you.	Citibank (student loan) - $10k @ 3.25%, $80 minimum Lending Club (used to buy stock options at previous company, ends 10/2010) - $4.2k @ 8.38%, $252 minimum BofA(to be paid off) - $14.6k @ 9.99%, $269 minimum That combines with housing of $1200, utils of around $200, $100 to car insurance/gas, and $1000 food for post-loan total monthly expenses of around $3300 against a take-home pay of around $6000.
You mention that your take-home pay is 6K in your last response but in your application you mention 10k. Can you explain?	10k is gross. 6k is post-taxes. I listed my salary of $123k on the application.
$1000 a month for food sounds high. How many meals per week do you eat out vs cook at home? I would think that when between the jobs this is an area you could have saved on.	I eat all my lunches out and about half my dinners. While unemployed, yes, I had more time to cook and my food expenses went down considerably. Historically, though, when I'm working, my food runs at around $1000. Since I'm going back to work in a couple days, I would consider that a more fair representation to lenders.
Hi there. Just playing devil's advocate here. I'm a little confused. You want to pay off a 9.9% loan at $269 a month with a 9.63% loan at $385.14. If you can afford $385.14 anyway why not just send that much per month to the BofA loan and get rid of it quicker?	Two reasons: The 9.9% is an intro rate -- one that will expire. I could play the balance transfer game, but it gets old. I've also found that carrying a balance at all on my cards has a distinct psychological effect that makes it more difficult in practice to pay down. Having something that I can essentially forget about and treat as a line-item in my budget will help me hold good spending habits. Thanks!
How was your first day of work?	A bit like trying to take a sip from a firehose. This place is intense, but pretty awesome. I think I'm going to make a point of working for companies that are actually profitable. It occurs to me that I've never done that before.

Member Payment Dependent Notes Series 404814

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
404814	$10,000	$10,000	8.00%	1.00%	May 19, 2009	May 28, 2012	May 28, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 404814. Member loan 404814 was requested on May 14, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,637 / month
Current employer:	Phoenix Health Plan	Debt-to-income ratio:	6.72%
Length of employment:	6 years 2 months	Location:	Tempe, AZ

Home town:	Little Neck
Current & past employers:	Phoenix Health Plan, Abrazo Healthcare/Vanguard Healthcare
Education:	Arizona State University, SUNY at Buffalo

This borrower member posted the following loan description, which has not been verified:

Hello. I'm looking for a loan to finance a home improvement project. I have an excellent credit rating, a steady, secure job and my income is more than sufficient to service the debt. I have looked into both refinancing my mortgage and home equity financing, but with the closing costs the banks charge, both are undesirabe to me. To give a bit more detail: Credit rating - my credit report was recently run by one of the brokers I consulted for mortgage refinancing and my Credit Score is 808 with Experian, 782 with TransUnion and 811 with Equifax. Job and Income - I work in the Finance department of a health insurance company that is an AHCCCS plan. AHCCCS is the State of Arizona's Medicaid program. The company I work for has been around for 25 years and has been servicing 3 Arizona counties. Recently, the company renewed its contract with AHCCCS and was awarded with 6 additional counties, doubling its membership. I've been with this company for 2 years, and I transferred from a sister company for which I worked for 4 years - 6 years total with the organization. I've received high marks (and corresponding raises) in my annual reviews, which, along with the solidity of the company itself, indicates that my job is very secure and the odds of me being "downsized" are very slim. My current annual salary is about $67K.

A credit bureau reported the following information about this borrower member on May 14, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1992	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,022.00	Public Records On File:	0
Revolving Line Utilization:	16.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
I am surprised that home equity is not more attractive than the 8% being quoted on this website. Please elaborate on what you have found in doing research.	I looked into home equity financing, and the interest rates are indeed lower than 8%, yes, but the closing costs and certain bank restrictions make these type of loans unattractive to me. The "bank restrictions" I'm referring to are the loan-to-value ratios - the banks will only finance a total of 70% of the home's value. I've been in my home for just under two years, so my mortgage balance is still relatively high compared to value. Brokers have a bit more flexibility and I was able to find financing of up to 85% loan-to-value at a rate of 4.5% with Quicken Loans. This was to refinance my whole mortgage and on the face of it, it sounds like a good deal, but the closing costs, points and other loan fees came to a total of just over $8K, which is quite a high price to pay just to get out $10K! And I wouldn't have recouped those closing costs in interest savings over the life of the loan. So while the rate here is indeed higher than home equity financing, the related fees are much lower: the Lending Club fee for this loan will be only $75 ??? much much lower than bank financing! When all's said and done, borrowing here is a better value than borrowing from the banks. I hope this answers your question ??? please let me know if you have any others. And thanks for asking! :-)
Can you get your income verified? Thank you.	I'd be happy to do that - I've e-mailed Lending Club to find out the procedure for doing so, and will follow up with whatever I need to do on my end as soon as they let me know. Thanks for your question! :-)

Prospectus Supplement (Sales Report) No. 31 dated May 19, 2009